UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FRESH DEL MONTE PRODUCE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 19, 2009

Dear Shareholder:

On behalf of the board of directors and management, it is my pleasure to invite you to attend the 2009 Annual General Meeting of Shareholders of Fresh Del Monte Produce Inc. (the “Company”) on Wednesday, April 29, 2009 at 11:30 a.m., Eastern time, at the Mandarin Oriental, Miami, in Miami, Florida.

Details regarding admission to the meeting and information concerning the matters to be acted upon at the Annual General Meeting are provided in the accompanying Notice of Annual General Meeting and Proxy Statement. All registered holders of Ordinary Shares as of the close of business on Friday, February 27, 2009, will be entitled to vote at the Annual General Meeting on the basis of one vote for each Ordinary Share held.

Whether or not you plan to attend the Annual General Meeting, it is important that your Ordinary Shares be represented in accordance with your wishes. To ensure that, please vote your shares either through the Internet, by telephone or by completing, signing and returning your proxy in the enclosed envelope as soon as possible.

On behalf of your board of directors, management and our employees, I thank you for your continued support and interest in Fresh Del Monte Produce Inc.

Sincerely,

Mohammad Abu-Ghazaleh

Chairman and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

OF FRESH DEL MONTE PRODUCE INC.

Date:	Wednesday, April 29, 2009

Time:	11:30 a.m., Eastern time

Place:	Mandarin Oriental, Miami, in Miami, Florida

Purpose:	(1) Elect the three directors named in this proxy statement for terms expiring at the 2012 Annual General Meeting of Shareholders;

(2) Approve and adopt the Company’s financial statements for the 2008 fiscal year ended December 26, 2008;

(3) Approve and ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the 2009 fiscal year ending January 1, 2010; and

(4) Transact other business properly presented at the Annual General Meeting or any adjournment thereof.

Record Date:	February 27, 2009—Owners of Ordinary Shares at the close of business on that date are entitled to receive notice of and to vote at the Annual General Meeting.

Voting by Proxy:	Please submit a proxy card or, for Ordinary Shares held in street name, voting instruction form, as soon as possible so your Ordinary Shares can be voted at the Annual General Meeting. You may submit your proxy card or voting instruction form by mail. As a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your Ordinary Shares are held in street name, you may have the choice of instructing the record holder as to the voting of your Ordinary Shares over the Internet or by telephone. Follow the instructions on the voting instruction form you receive from your broker, bank or other nominee.

Admission to the Annual General Meeting:	Either an admission ticket or proof of ownership of Ordinary Shares, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. (See the section captioned Information About Admission to the Annual General Meeting in this proxy statement.)

Bruce A. Jordan Senior Vice President, General Counsel and Secretary

March 19, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON APRIL 29, 2009

Copies of the enclosed Proxy Statement for the 2009 Annual General Meeting and the Annual Report

to Shareholders for the fiscal year ended December 26, 2008 are also available on the Company’s

Web site at www.freshdelmonte.com by clicking on “Investor Relations” and then “Annual Report/Proxy

Statement.”

i

FRESH DEL MONTE PRODUCE INC.

c/o Del Monte Fresh Produce Company

241 Sevilla Avenue

Coral Gables, Florida 33134

PROXY STATEMENT

The enclosed proxy card is solicited by the board of directors (the “board”) of Fresh Del Monte Produce Inc., an exempted limited company incorporated under the laws of the Cayman Islands (the “Company”), for use at the 2009 Annual General Meeting of Shareholders to be held on Wednesday, April 29, 2009, at 11:30 a.m., Eastern time, at the Mandarin Oriental, Miami, in Miami, Florida, and at any adjournments thereof. Either an admission ticket or proof of ownership of Ordinary Shares, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. (See the section captioned Information About Admission to the Annual General Meeting in this proxy statement.)

The proxy materials are being sent to shareholders beginning on or about March 19, 2009. The cost of the solicitation of proxies will be paid by the Company. You may vote over the Internet, by telephone, by completing and mailing the enclosed proxy card or by voting in person at the Annual General Meeting. The solicitation is to be made primarily by mail, and the Company does not intend to use a proxy solicitor.

VOTING

Whether or not you plan to attend the Annual General Meeting, we request that you date and execute the enclosed proxy card and return it in the enclosed postage-paid return envelope or use the telephone or the Internet to grant your proxy and vote. Telephone and Internet voting instructions are provided on the proxy card.

If your Ordinary Shares are registered in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from the nominee. The availability of telephone and Internet voting will depend on the nominee’s voting processes.

The Ordinary Shares represented by your properly completed proxy card will be voted in accordance with your instructions. If you properly sign, date and deliver to us your proxy card, but you mark no instructions on it, the Ordinary Shares represented by your proxy will be voted FOR the election as directors of the three nominees proposed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. Alternatively, you can vote by telephone or the Internet using the instructions outlined on your proxy card. The affirmative vote of the holders of a majority of the Ordinary Shares recorded on the Company’s Register of Members (Shareholders) at the close of business on Friday, February 27, 2009 present in person at the Annual General Meeting, or represented by proxy, is necessary for approval of each of Proposal 1, Proposal 2 and Proposal 3. Abstentions will have the effect of a vote against such Proposals.

Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who have not furnished voting instructions. These are called “discretionary” items. In contrast, brokerage firms may not vote on certain other matters for which they have not received voting instructions from their clients. These are called “non-discretionary” items, and a lack of voting instructions for “non-discretionary” items results in so-called “broker non-votes.” Each of Proposal 1, Proposal 2 and Proposal 3 is considered a “discretionary” item.

The board is not aware of any other matters to be presented for action at the Annual General Meeting, but if other matters are properly brought before the Annual General Meeting, Ordinary Shares represented by properly completed proxies received by mail, telephone or the Internet will be voted in accordance with the judgment of the persons named as proxies.

Shareholders have the right to revoke their proxies at any time before a vote is taken by (1) notifying the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134, (2) executing a new proxy card bearing a later date or by voting by telephone or the Internet on a later date, provided the new proxy is received by Broadridge Financial Solutions, Inc. (which will have a representative present at the Annual General Meeting), 51 Mercedes Way, Edgewood, New York 11717 by 11:59 p.m., Eastern time, on April 28, 2009, (3) attending the Annual General Meeting and voting in person or (4) any other method available to shareholders by law.

The close of business on February 27, 2009 has been fixed as the record date for the Annual General Meeting, and only shareholders of record at that time will be entitled to vote. The only capital stock and the only issued shares of the Company are the Ordinary Shares. There were 63,553,211 Ordinary Shares issued and outstanding and entitled to vote on the record date. Each shareholder is entitled to one vote for each Ordinary Share held. The holders of a majority of the Ordinary Shares issued and outstanding on the record date, present in person or represented by valid proxy received by mail, telephone or the Internet, will constitute a quorum at the Annual General Meeting.

All votes cast at the Annual General Meeting will be tabulated by Broadridge Financial Solutions, Inc., which has been appointed the independent inspector of election. Broadridge’s tabulation will determine whether or not a quorum is present.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors unanimously recommends a vote

FOR the election of all the below nominees

At the date of this proxy statement, the board consists of nine members, seven of whom are non-employee directors. At the Annual General Meeting, three directors are proposed for election for terms that will expire at the 2012 Annual General Meeting of Shareholders. The other directors will serve the remainder of their respective terms, which expire at the 2010 and 2011 Annual General Meetings of Shareholders as set forth below.

Directors will be elected by the affirmative vote of the holders of a majority of the Ordinary Shares recorded on the Company’s Register of Members (Shareholders) at the close of business on Friday, February 27, 2009 present in person at the Annual General Meeting, or represented by proxy and entitled to vote thereon. All nominees are expected to serve if elected, and each of them has consented to being named in the proxy statement and to serve if elected. All nominees are current directors of the Company. If a nominee is unable or unwilling to serve at the time of the election, the persons named in the form of proxy shall have the right to vote according to their judgment for another person instead of the unavailable nominee.

Information Regarding Nominees and Continuing Directors

Set forth below is information with respect to the nominees and each other director of the Company continuing in office after the Annual General Meeting.

Nominees for Election to the Board of Directors for a

Term Expiring at the 2012 Annual General Meeting of Shareholders (Class III)

Mohammad Abu-Ghazaleh—67, Chairman and Chief Executive Officer. Mr. Abu-Ghazaleh has served as the Company’s Chairman and Chief Executive Officer since December 1996. He also serves as the Chairman and Chief Executive Officer of IAT Group Inc. (“IAT”) and Chairman of the Royal Jordanian Air Academy. Mr. Abu-Ghazaleh was President and Chief Executive Officer of United Trading Company from 1986 to 1996. Prior to that time, he was Managing Director of Metico from 1967 to 1986. Mr. Abu-Ghazaleh also serves on the board of directors of Jordan Kuwait Bank, International General Insurance Co. Ltd., Bank Misr Liban and United Cable Company, Inc. Mr. Abu-Ghazaleh, Mr. Amir Abu-Ghazaleh and Mr. Maher Abu-Ghazaleh are brothers.

Hani El-Naffy—58, Director, President and Chief Operating Officer. Mr. El-Naffy has served as a Director and the Company’s President and Chief Operating Officer since December 1996. Prior to that time, he served as Executive Director for United Trading Company from 1986 until December 1996. From 1976 to 1986, he was the President and General Manager of T.C.A. Shipping.

John H. Dalton—67, Director. Mr. Dalton has served as a Director since May 1999. He is the President of the Housing Policy Council of the Financial Services Roundtable. Formerly, he was President of IPG Photonics Corporation. He has held four presidential appointments. Mr. Dalton served as Secretary of the Navy from July 1993 through November 1998. He served on the President’s Advisory Council on the Arts from 1999 until 2001. He served as a member and Chairman of the Federal Home Loan Bank Board from December 1979 through July 1981. Mr. Dalton held the position of President of the Government National Mortgage Association of the U.S. Department of Housing and Urban Development from April 1977 through April 1979. Mr. Dalton currently serves on the board of directors of Washington First Bank, BGC Partners, Inc., IPG Photonics Corporation and Northstar Financial Services, Ltd.

Members of the Board of Directors Continuing in Office for a

Term Expiring at the 2010 Annual General Meeting of Shareholders (Class I)

Amir Abu-Ghazaleh—62, Director. Mr. Abu-Ghazaleh has served as a Director since December 1996. He is the General Manager of Abu-Ghazaleh International Company and has held this position since 1987. Mr. Abu-Ghazaleh, Mr. Mohammad Abu-Ghazaleh and Mr. Maher Abu-Ghazaleh are brothers.

Salvatore H. Alfiero—71, Director. Mr. Alfiero has served as a Director since December 2002. In May 2001, Mr. Alfiero founded Protective Industries, LLC and currently serves as its Chairman and Chief Executive Officer. In March 1969, Mr. Alfiero founded Mark IV Industries, Inc. and served as its Chairman and Chief Executive Officer until its sale in September 2000. Mr. Alfiero also serves on the board of directors of The Phoenix Companies, HSBC Bank USA, HSBC North America Holdings and Southwire Company.

Edward L. Boykin—69, Director. Mr. Boykin has served as a Director since November 1999. Following a 30-year career with Deloitte & Touche, Mr. Boykin retired in 1991 and is currently a private consultant. Mr. Boykin also serves on the board of directors of Blue Cross and Blue Shield of Florida, Inc.

Members of the Board of Directors Continuing in Office for a

Term Expiring at the 2011 Annual General Meeting of Shareholders (Class II)

Maher Abu-Ghazaleh—63, Director. Mr. Abu-Ghazaleh has served as a Director since December 1996. He is the Managing Director of Suma International General Trading and Contracting Company. He previously served as the General Manager of Metico from 1975 to 1995. Mr. Abu-Ghazaleh, Mr. Mohammad Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers.

Michael J. Berthelot—58, Director. Mr. Berthelot has served as a Director since May 2006. He is the Chief Executive Officer of Cito Capital Corporation, a strategic consulting firm. From 1992 to 2003, he served as Chairman and Chief Executive Officer of TransTechnology Corporation, a publicly traded multinational manufacturing firm and from 2003 until July 2006 he continued to serve as its non-executive Chairman. Mr. Berthelot is a Certified Public Accountant and serves on the board of directors of Pro-Dex, Inc. He also serves on the board of directors of several privately held companies in the technology and software industries.

Dr. Elias K. Hebeka—72, Director. Dr. Hebeka has served as a Director since November 2007. Dr. Hebeka has previously held various senior executive management and academic positions. At Revlon Inc., he served as President, Worldwide Operations and Technical Affairs, from 2000 to 2003, Executive Vice President, Operations Worldwide, and Executive Vice President, Operations, retiring at the end of 2003. Prior to joining Revlon, Dr. Hebeka was President and Chief Executive Officer of Liberty Science Center, and he held various management positions with Warner Lambert Company for over 25 years. Prior to his business career, Dr. Hebeka served as a Professor at the University of Cairo. He serves on the board of trustees with The American University in Cairo. Dr. Hebeka also serves on the board of directors of two non-profit organizations.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

Director Compensation

The following table shows for the fiscal year ended December 26, 2008, certain information with respect to the compensation of all non-employee directors of the Company. Employee directors of the Company do not receive compensation for their participation on the board; therefore, neither Mr. Mohammad Abu-Ghazaleh nor Mr. Hani El-Naffy received any additional compensation for service as a director in fiscal year 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Salvatore H. Alfiero	63,763	—	57,813	—	—	—	121,576
Michael J. Berthelot	73,994	—	98,208	—	—	—	172,202
Maher Abu-Ghazaleh	49,904	—	57,813	—	—	—	107,717
Dr. Elias K. Hebeka	63,763	—	122,854	—	—	—	186,617
John H. Dalton	64,846	—	57,813	—	—	—	122,659
Edward L. Boykin	75,974	—	57,813	—	—	—	133,787
Amir Abu-Ghazaleh	49,904	—	57,813	—	—	—	107,717

(1)	Amounts reflect the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees for the Company’s 2008 fiscal year.
(2)	Amounts reflect the dollar amount of compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 26, 2008, computed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share Based Payments.” The assumptions used in determining these valuations are the same as those used in our financial statements for 2008. Those assumptions can be found in Note 16 to the financial statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 26, 2008. The full grant date fair value, computed in accordance with SFAS No. 123R, of the awards granted to each director during 2008 was $9.25 per option at an exercise price of $33.97 per option. Each director received a grant of 6,250 Ordinary Shares during 2008. At December 26, 2008, the aggregate number of option awards outstanding for each director was as follows: Salvatore H. Alfiero—12,500; Michael J. Berthelot—24,250; Maher Abu-Ghazaleh—12,500; Dr. Elias K. Hebeka—30,250; John H. Dalton—25,000; Edward L. Boykin—25,000; Amir Abu-Ghazaleh—12,500. There were no forfeitures of options during fiscal year 2008.

Annual Retainer. Each non-employee director of the Company receives an annual cash retainer of $45,000. Members who serve on the audit committee receive an additional annual cash retainer of $5,000. Members of the governance committee and the compensation committee receive an additional annual cash retainer of $2,500 for each committee on which they serve. Directors are also eligible for reimbursement for their expenses incurred in attending board meetings in accordance with Company policy. Examples of reimbursable expenses are airfare, hotel and meals for the director.

Meeting Fees. Each director receives a cash fee for attending board and committee meetings of which he is a member or is acting as proxy for a member. Board members receive $1,500 for attending board meetings in person or $750 by telephone. Members of the audit, governance, and compensation committees, other than the respective chairman of each, receive meeting fees of $1,000 per committee meeting attended in person or $500 by telephone. The chairman of each committee receives a fee per meeting of $2,000 for in person meetings and $1,000 for telephone meetings.

Board Committee Chair and Lead Independent Director Retainers. The Company pays an annual retainer of $10,000 to the chair of the audit committee and $5,000 to each of the chairs of the compensation committee and the governance committee. On April 30, 2008, the board elected Mr. Boykin to serve as the Company’s lead independent director.

Meeting Attendance and Total Cash Compensation Paid in Fiscal Year 2008. In fiscal year 2008, the total cash compensation paid to directors for service on the board or committees of the board was $442,148. For information regarding meeting attendance, please see the section of this proxy statement captioned Structure and Practices of the Board of Directors under the heading “Meetings of the Board.”

Share Ownership Policy. The Company introduced a share ownership policy for directors on October 27, 2004. Under the policy, directors are expected, within five years of the later of February 16, 2005 or a director’s appointment, to acquire, either by open market purchase or through the exercise of stock option grants, and hold 5,000 Ordinary Shares. The Company believes that this ownership policy further aligns director and shareholder interests and thereby promotes the objective of increasing shareholder value.

Equity Compensation. Upon joining the board, non-employee directors receive an initial grant of options to purchase 30,000 Ordinary Shares, if options are then available under an equity incentive plan adopted by the Company. The options vest over four years with one-fifth of the options vesting on the date of grant and the remainder of the options vesting annually thereafter over the following four years of service as a director. The exercise price of the options granted to the non-employee directors is equal to the fair market value of the Ordinary Shares on the date of grant, calculated as the average of the high and low trading prices for the Ordinary Shares on the NYSE on such date.

The compensation committee also makes annual grants of equity to directors. During fiscal year 2008, the Company granted options to purchase 6,250 Ordinary Shares under the 1999 Option Plan to each non-employee director of the Company (see footnote 2 to the Director Compensation Table above). All options were granted at an exercise price per share of $33.97, the fair market value of the Ordinary Shares on the date of grant, February 27, 2008. The annual grant of 6,250 options were fully vested on the grant date based on the approved annual stock option grant at 100% vesting to non-employee directors, as recommended by Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) in its study of director compensation. This grant was approved in October 2004 for implementation beginning in February 2005.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that provide the framework for the governance of the Company. The governance rules for companies listed on the NYSE and those contained in the Sarbanes-Oxley Act of 2002 and related regulations are reflected in the guidelines. The board reviews these guidelines and other aspects of its governance periodically.

Meetings of the Board

The board had four regularly scheduled meetings during fiscal year 2008. The Company’s non-employee directors meet at regularly scheduled executive sessions, without any members of management present. The Company’s independent directors meet separately, without the participation of directors who do not qualify as independent directors. During fiscal year 2008, the independent directors had one meeting. The Company’s corporate governance guidelines provide that the chairman of the audit committee, currently Edward L. Boykin, serves as the lead independent director and the chairman for all meetings of the non-employee and independent directors.

Each director has full access to the Company’s management.

Directors are expected to attend all meetings of the board and each committee on which they serve. In fiscal year 2008, the board held four meetings and committees of the board held a total of 13 meetings. No director attended less than 75% of the total number of meetings of the board and committees of the board on which he served during the period that he served. Although the Company does not have a formal policy with respect to director attendance at annual general meetings of shareholders, all directors are expected to attend, and seven of the Company’s directors then in office attended the Company’s 2008 Annual General Meeting of Shareholders.

Communication with the Board

Shareholders or other interested parties may contact any individual director by writing to them in care of the general counsel, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. This centralized process assists the board in reviewing and responding to shareholder communications in an appropriate manner. The Company’s general counsel will forward such correspondence only to the intended recipient(s). Communications relating to accounting, audit matters, or internal controls will also be referred to the audit committee. Prior to forwarding any correspondence, the general counsel will review such correspondence and, in his discretion, not forward correspondence deemed to be of a commercial nature.

Director Independence

The Company’s corporate governance guidelines provide that the board must have a majority of directors who are independent as required by NYSE listing standards. The listing standards require the board to affirmatively determine that each director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), other than as a director, and specifically preclude an independence determination in the case of specified relationships. The board considers relationships involving directors and their immediate family members that may implicate any of the listing standards of the NYSE and relies on information derived from Company records, questionnaires completed by directors and, as necessary, inquiries of other relevant parties. During fiscal year 2008, there were no such relationships.

The board has determined that the following directors are independent as required by the NYSE listing standards and the Company’s corporate governance guidelines: Salvatore H. Alfiero, Edward L. Boykin, John H. Dalton, Michael J. Berthelot and Dr. Elias K. Hebeka.

All members of the audit committee, the compensation committee and the governance committee are independent directors as required by applicable law and NYSE listing standards.

Code of Conduct and Business Ethics Policy

The Company has a code of conduct and business ethics policy that applies to every employee and to its directors. The code is designed to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The code includes policies on employment, conflicts of interest and the protection of confidential information, and requires adherence to all laws and regulations applicable to the conduct of the Company’s business. The code specifically addresses the requirements and obligations applicable to officers and employees with important roles in the financial reporting process. The Company will disclose any amendments to, or waivers of, the code relating to its directors or executive officers on its Web site at www.freshdelmonte.com under the “Investor Relations” tab in accordance with applicable law and NYSE listing standards.

Board Committees

The board has an audit committee, a compensation committee and a governance committee. The board has adopted a written charter for each of these committees. Board committee charters are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

Each committee conducts an annual assessment to review the sufficiency of resources and time to fulfill its obligations and to review the performance of its obligations. Under the Company’s corporate governance guidelines, each committee may retain consultants for assistance in carrying out its responsibilities. The following table shows the current directors and the members of each of the board’s committees and the number of committee meetings held during fiscal year 2008:

	Audit	Compensation	Governance
Mohammad Abu-Ghazaleh	—	—	—
Hani El-Naffy	—	—	—
Amir Abu-Ghazaleh	—	—	—
Maher Abu-Ghazaleh	—	—	—
Salvatore Alfiero *	—	X	Chair
Michael J. Berthelot *	X	Chair	—
Edward L. Boykin *	Chair	—	X
John H. Dalton *	X	X	—
Elias K. Hebeka *	X	—	X
Number of meetings	7	5	1

*	Independent director. Mr. Boykin serves as the lead director in accordance with NYSE listing standards.

Chair = chairman

    X   = member

The Audit Committee

The audit committee (i) recommends the selection of independent auditors for the Company, (ii) confirms the scope of audits to be performed by such auditors and (iii) reviews audit results and the Company’s accounting and internal control procedures and policies. The audit committee also reviews and recommends approval of (i) the audited financial statements of the Company and (ii) the quarterly and annual filings of the Company with the Securities and Exchange Commission (“SEC”). In addition, the audit committee has the authority to monitor and oversee compliance matters relating to the conduct of the Company’s business.

Each member of the audit committee meets the independence requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The board has determined that the chairman of the audit committee, Edward L. Boykin, and the chairman of the compensation committee, Michael J. Berthelot, both qualify as an “audit committee financial expert” as defined by SEC rules.

The Compensation Committee

The compensation committee (i) reviews the Company’s general compensation structure and (ii) reviews and recommends the compensation and benefits of directors, the Chief Executive Officer, President and Chief Operating Officer and other Section 16 officers, subject to ratification by the board. The compensation committee also acts as the administrator for the Company’s 1997 and 1999 Share Incentive Plans and reviews and recommends approval of all periodic filings in respect of executive and other compensation required to be made by the Company with the SEC.

The compensation committee appointed The Delves Group as its consultant in August 2008. In 2007, the committee utilized Watson Wyatt to conduct studies and provide recommendations to the committee on matters pertaining to the compensation of the Chief Executive Officer and the board. Further information about the role of the committee’s consultant in the design and implementation of the Company’s executive compensation programs is provided in the section of this proxy statement captioned Executive Compensation under the heading “Compensation Discussion and Analysis.”

The compensation committee also has the responsibility to review and make recommendations to the board with respect to the compensation of members of the board and its committees (including fees and equity awards). No changes were made to director compensation in fiscal year 2008. In fulfilling this responsibility, the committee has in the past engaged Watson Wyatt to assess the market competitiveness of director compensation. Each member of the compensation committee meets the independence requirements of the NYSE.

The Governance Committee

The governance committee develops policy on the size and composition of the board, criteria for director nomination, and procedures for the nomination process. The committee identifies and recommends candidates for election to the board. The committee reviews and makes recommendations to the board and/or management with respect to corporate governance issues and management succession plans. Each member of the governance committee meets the independence requirements of the NYSE.

Nomination Process

The governance committee considers shareholder recommendations for director nominees. A shareholder desiring the committee to consider any person for nomination for election to the board must deliver a written submission to the governance committee in care of the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. Such submission must include:

•	the candidate’s name and contact information;

•

a detailed resume of the candidate and a statement explaining the qualifications of the candidate that, in the view of the candidate and/or the shareholder, would make such person a suitable director and a description of the candidate’s reasons for seeking election as a director, which description must include any plans or proposals that such person or the shareholder may have that relate to or would result in any of the actions described in Item 4 of Schedule 13D (or any successor provision) under the Exchange Act;

•	a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and other material relationships, between or among the candidate, the shareholder (and/or any beneficial owner on whose behalf the recommendation is made) and its affiliates and associates, or others acting in concert therewith, on the one hand, and the candidate and his or her respective affiliates and associates, or others acting in concert therewith;

•

any information relating to the candidate, the shareholder and their respective affiliates or associates that would be required to be disclosed in a proxy solicitation for the election of directors of the Company pursuant to Regulation 14A under the Exchange Act; and

•	the written consent of the candidate to serve as a director, if elected.

Such submission should include an undertaking to submit to the corporate secretary of the Company a statement amending any of the foregoing information promptly after any material change occurs in such information as previously submitted. The committee may require additional information from the nominee to perform its evaluation of the eligibility of the nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

Any nomination by a shareholder of any person for election to the board of the Company must comply with the foregoing and the requirements of the Company’s Articles of Association (Articles 36(b) and 56), which are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

Recommendations for nomination and nominations that are made by shareholders in accordance with these procedures and, if applicable, the Company’s Articles of Association will receive the same consideration as recommendations or nominations initiated by the governance committee.

In its assessment of each person considered for nomination, the governance committee considers the board’s and the Company’s needs at the time and reviews the candidates for nomination as director in light of the entirety of their credentials, including:

•	their reputation for honesty and ethical conduct in their personal and professional activities and their strength of character and judgment;

•	their ability and willingness to devote sufficient time to board duties;

•	their potential contribution to the diversity and culture of the board;

•

their educational and industry background, as well as their business and professional achievements and experience, particularly in light of the Company’s business and its size, complexity and strategic challenges and whether they have demonstrated, by significant accomplishment in their fields, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of the Company; and

•	their independence from management under requirements of applicable law and listing standards.

PROPOSAL 2—APPROVAL AND ADOPTION OF THE 2008 FISCAL YEAR FINANCIAL STATEMENTS

The Board of Directors unanimously recommends a vote FOR the approval and adoption of the Company’s 2008 fiscal year financial statements

The financial statements of the Company for the 2008 fiscal year ended December 26, 2008 are being submitted to the shareholders for approval and adoption. The Company’s 2008 fiscal year financial statements appear in the Company’s Annual Report to Shareholders accompanying this proxy statement.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009

The audit committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year ending January 1, 2010 and has directed that management submit the selection of independent registered public accounting firm to shareholders for ratification at the Annual General Meeting. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Memorandum and Articles of Association. However, the Company is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP.

Audit and Non-Audit Fees

The following table presents fees billed or expected to be billed for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for its 2008 and 2007 fiscal years, and fees billed or expected to be billed for other services rendered to the Company by Ernst & Young LLP:

	Fiscal Year
(U.S. dollars in millions)	2008	2007
Audit fees(1)	$4.8	$5.4
Audit-related fees(2)	0.4	0.1
Tax fees(3)	0.1	0.3

Total	$5.3	$5.8

(1)	Audit fees consist of the fees for the audit of the Company’s annual consolidated financial statements, review of the interim financial statements contained in the quarterly reports and for statutory audits. This category also includes other services, such as comfort letters, consents and review of documents filed with the SEC.
(2)	Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, acquisition due diligence, agreed upon procedures and other audit related fees.
(3)	Tax fees consisted of fees for tax compliance and related services.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The audit committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by Ernst & Young LLP, the Company’s independent registered public accounting firm (also referred to as independent auditors). Under the policy, each engagement to provide audit or non-audit services and the scope and terms of the engagement, including any fees payable, are subject to pre-approval by the audit committee. Recurring services, such as annual audit and interim review services relating to the Company’s financial statements, are generally approved on an annual basis, typically at the start of each fiscal year. The approvals for that type of service are generally effective for that fiscal year, whereas approvals of other services are generally effective for a period of six months. The committee may delegate authority to one or more of its members to approve any service, subject to a maximum fee limitation of $25,000. Services for which fees are expected to be in excess of $25,000 must be pre-approved by the entire audit committee. All audit and permitted non-audit services provided by Ernst & Young LLP during fiscal year 2008 were pre-approved in accordance with the Company’s policy.

The Company’s chief financial officer is responsible for compliance with the Company’s pre-approval policy and must report any non-compliance to the committee.

Audit Committee Report

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed with management the audited consolidated financial statements of the Company, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by PCAOB Rule 3526, and considered the compatibility of non-audit services with the independent auditors’ independence.

The committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The committee held seven meetings during fiscal year 2008.

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the Annual Report on Form 10-K/A for the fiscal year ended December 26, 2008 for filing with the SEC. The committee and the board have also recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent auditors.

Edward L. Boykin, Chairman

John H. Dalton

Michael J. Berthelot

Dr. Elias K. Hebeka

BENEFICIAL OWNERSHIP OF ORDINARY SHARES

The following table sets forth information as of March 2, 2009 with respect to the beneficial ownership of Ordinary Shares by (a) each shareholder who, to the Company’s knowledge, is the beneficial owner of more than 5% of the outstanding Ordinary Shares, (b) each current director of the Company, (c) each current and former executive officer included in the Summary Compensation Table below, and (d) all current directors and executive officers of the Company as a group. The percentages in the third column are based on the 63,553,211 Ordinary Shares outstanding on March 2, 2009. In each case, except as otherwise indicated in the footnotes to the table, the number of Ordinary Shares shown in the second column are owned directly by the individuals or members of the group named in the first column, with sole voting and dispositive power. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations; inclusion in the table of Ordinary Shares not owned directly by the named director or executive officer does not constitute an admission that such Ordinary Shares are beneficially owned by the director or executive officer for any other purpose.

Name of Beneficial Owner	No. of Ordinary Shares	Percent of Ordinary Shares (%)
IAT Group Inc. (1)(2)	21,993,064	34.6
Mohammad Abu-Ghazaleh (2)(3)	21,993,064	34.6
Amir Abu-Ghazaleh (2)(4)	21,993,064	34.6
Maher Abu-Ghazaleh (2)(4)	21,993,064	34.6
Oussama Abu-Ghazaleh (2)(3)	21,993,064	34.6
Sumaya Abu-Ghazaleh (2)(4)	21,993,064	34.6
Hanan Abu-Ghazaleh (2)(4)	21,993,064	34.6
Wafa Abu-Ghazaleh (2)(4)	21,993,064	34.6
Nariman Abu-Ghazaleh (2)(4)	21,993,064	34.6
Fatima Abu-Ghazaleh (2)(4)	21,993,064	34.6
Maha Abu-Ghazaleh (2)(4)	21,993,064	34.6
Hani El-Naffy (5)	180,000	0.0028
Salvatore H. Alfiero (5)	34,750	0.0005
Michael J. Berthelot (5)	18,500	0.0003
Dr. Elias K. Hebeka (5)	18,500	0.0003
John H. Dalton (5)	53,850	0.0008
Edward L. Boykin (5)	31,250	0.0005
Richard Contreras (5)	17,000	0.0003
José Antonio Yock (5)	34,000	0.0005
Jean-Pierre Bartoli (5)	34,000	0.0005
John Inserra (6)	40,000	—
All directors and executive officers as a group (18 persons)(2)(5)	22,563,914	35.5
FMR LLC (7)	9,516,576	15.0

(1)	The registered office address of IAT is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9002 Cayman Islands.
(2)

Includes Ordinary Shares, including Ordinary Shares underlying stock options that are currently exercisable, or become exercisable within 60 days, directly owned as follows: IAT—4,250,000 Ordinary Shares, of which 2,144,950 Ordinary Shares and 2,105,050 Ordinary Shares have been pledged to a bank as security for loans to Amir Abu-Ghazaleh and Maher Abu-Ghazaleh, respectively; Mohammad Abu-Ghazaleh—5,664,655 Ordinary Shares, consisting of 5,310,455 Ordinary Shares and 354,200 options; Amir Abu-Ghazaleh—1,848,646 Ordinary Shares, consisting of 1,829,896 Ordinary Shares and 18,750 options; Maher Abu-Ghazaleh—1,424,350 Ordinary Shares, consisting of 1,405,600 Ordinary Shares and 18,750 options; Oussama Abu-Ghazaleh—3,933,789 Ordinary Shares; Sumaya Abu-Ghazaleh—3,771,666 Ordinary Shares; Hanan Abu-Ghazaleh—253,956 Ordinary Shares; Wafa Abu-Ghazaleh—221,956

Ordinary Shares; Nariman Abu-Ghazaleh—218,956 Ordinary Shares; Fatima Abu-Ghazaleh—217,956 Ordinary Shares; and Maha Abu-Ghazaleh—187,134 Ordinary Shares. Pursuant to a Voting Agreement, dated February 20, 2009 (the “Voting Agreement”), among the foregoing individuals, Mohammad Abu-Ghazaleh has the power to vote or consent (or cause to be voted or consented through proxy or otherwise) all of the Ordinary Shares directly or beneficially owned by such individuals. In addition, the sole shareholders of IAT, Mohammad Abu-Ghazaleh, Maher Abu-Ghazaleh and Amir Abu-Ghazaleh, may be deemed to beneficially own the Ordinary Shares held directly by IAT and such Ordinary Shares are also subject to the Voting Agreement. Due to the shared voting power with respect to Ordinary Shares subject to the Voting Agreement, each of the foregoing individuals may be deemed to beneficially own such Ordinary Shares. Each of the foregoing individuals has sole dispositive power with respect to Ordinary Shares owned directly by such individual, and none of such individuals shares dispositive power with respect to Ordinary Shares directly owned by any other such individual. The shareholders of IAT may be deemed to share dispositive power with respect to Ordinary Shares directly owned by IAT.

(3)	The business address of Mohammad Abu-Ghazaleh and Oussama Abu-Ghazaleh is c/o Del Monte Fresh Produce (Chile) S.A., Avenida Santa Maria 6330, Vitacura, Santiago, Chile.
(4)	The business address of Amir Abu-Ghazaleh, Maher Abu-Ghazaleh, Sumaya Abu-Ghazaleh, Hanan Abu-Ghazaleh, Wafa Abu-Ghazaleh, Nariman Abu-Ghazaleh, Fatima Abu-Ghazaleh and Maha Abu-Ghazaleh is c/o Ahmed Abu-Ghazaleh & Sons Co. Ltd., No. 18, Hamariya Fruit & Vegetable Market, Dubai, United Arab Emirates.
(5)	Includes Ordinary Shares and Ordinary Shares underlying stock options that are currently exercisable, or become exercisable within 60 days, as follows: Hani El-Naffy—180,000 options; Salvatore H. Alfiero—34,750 Ordinary Shares, consisting of 16,000 Ordinary Shares and 18,750 options; Michael J. Berthelot—18,500 options; Dr. Elias K. Hebeka—18,500 options; John H. Dalton—53,850 Ordinary Shares, consisting of 22,600 Ordinary Shares and 31,250 options; Edward L. Boykin—31,250 options; Richard Contreras—17,000 options; José Antonio Yock—34,000 options; Jean-Pierre Bartoli—34,000 options; and other executive officers—149,000 options.
(6)	Amounts reported for John Inserra are as of May 2, 2008, the date of his retirement.
(7)	Reflects Ordinary Shares beneficially owned by FMR LLC (“FMR”) as of December 31, 2008 according to a statement on Schedule 13G/A filed with the SEC, which indicates that Fidelity Management & Research Company (“Fidelity”) and Pyramis Global Advisors, LLC (“PGALLC”) are the beneficial owners of 8,946,876 Ordinary Shares and 500,000 Ordinary Shares, respectively, in their capacity as investment advisers, and that Pyramis Global Advisors Trust Company (“PGATC”), in its capacity as a bank and investment manager, beneficially owns 69,700 Ordinary Shares. Each of Fidelity, PGALLC and PGATC is wholly owned, directly or indirectly, by FMR. The business address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the rules thereunder require the Company’s directors and executive officers to file reports of their ownership and changes in ownership of Ordinary Shares with the SEC. The Company’s directors and executive officers became subject to Section 16(a) when the Company ceased to be a “foreign private issuer” for purposes of SEC reporting as of March 31, 2008. Company personnel generally prepare these reports on the basis of information obtained from each director and executive officer. Based on such information, we believe that all reports that were required by Section 16(a) of the Exchange Act to be filed by directors and executive officers of the Company during the fiscal year ended December 26, 2008, were filed on time, except for the following late filings that were attributable to administrative error on our part:

•	reports relating to a grant of stock options made on July 30, 2008 to Messrs. Bartoli, Bendicho, Contreras, El-Naffy, Jordan, Lazopoulos, Rice, Tenazas and Yock;

•	two reports by Mr. Amir Abu-Ghazaleh relating to sales of Ordinary Shares;

•	one report by Mr. Inserra relating to the exercise of stock options and the sale of Ordinary Shares;

•	one report by Mr. Lazopoulos relating to the exercise of stock options and the sale of Ordinary Shares; and

•	one report by Mr. Tenazas relating to an error in a previous Form 4 filing that misstated the number of vested stock options owned by him.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

The board is responsible for the oversight and approval (or ratification) of any transaction, relationship or arrangement in which the Company is a participant and that involves board members, Company executive officers, beneficial owners of more than 5% of the Ordinary Shares, their immediate family members, any individual (other than tenants and employees) who shares that person’s home and companies they control or in which they have a substantial beneficial ownership interest. We refer to these as related person transactions and to the persons or entities involved as related persons.

The board has adopted a written policy that sets out procedures for the reporting, review and approval (or ratification) of related person transactions. The policy operates in conjunction with other aspects of the Company’s compliance program, such as its code of conduct and business ethics policy, which requires directors and employees to report any circumstances that may create or appear to create a conflict between the interests of the related person and those of the Company, regardless of the amount involved. The Company’s directors and executive officers must also periodically confirm information about related person transactions, and management reviews its books and records and makes other inquiries as appropriate to confirm the existence, scope and terms of related person transactions.

Under the board’s policy, the audit committee evaluates related person transactions for purposes of recommending to the disinterested members of the board that the transactions are fair, reasonable and within Company policies and practices and should be approved or ratified. Related person transactions entered into, but not approved or ratified, are subject to termination if so directed by the audit committee or the board, as applicable.

The audit committee considers the appropriateness of any related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders, including:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether they were made on an arm’s-length basis and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Related person transactions involving directors are also subject to board approval or ratification when so required under applicable law and the Company’s organizational documents.

RELATED PERSON TRANSACTIONS

Jimenez Tenazas is the Company’s Senior Vice President of Asia-Pacific and an executive officer. His wife, Marissa Tenazas, is the Company’s Vice President of Human Resources and received a base salary of $286,654 during fiscal year 2008, and receives other benefits generally available to all of our employees based in the United States. She also has stock options with respect to 80,000 Ordinary Shares, of which 24,000 were vested as of March 2, 2009.

At December 26, 2008, the close of our most recent fiscal year, the Company was 26.7% owned by IAT, which was in turn 100% beneficially owned by members of the Abu-Ghazaleh family, including Mohammad Abu-Ghazaleh, our Chairman and Chief Executive Officer, and Maher Abu-Ghazaleh and Amir Abu-Ghazaleh, directors of the Company. At that date, members of the Abu-Ghazaleh family directly owned 7.7% of our outstanding ordinary shares. On February 20, 2009, each of these Abu-Ghazaleh family members entered into a repurchase agreement with IAT, pursuant to which IAT repurchased a substantial majority of its ordinary shares held by the family in exchange for a pro-rata distribution of a portion of its assets, which consist entirely of Ordinary Shares. As of March 2, 2009, IAT owned 6.7% of the Ordinary Shares and members of the Abu-Ghazaleh family directly owned 27.3% of the Ordinary Shares. We expect that IAT will repurchase the remainder of its outstanding ordinary shares in the first quarter of 2009 (other than a single share to be held by Mohammad Abu-Ghazaleh pending liquidation of IAT) in exchange for a distribution of the remainder of the Ordinary Shares owned by IAT. Once this repurchase is complete, members of the Abu-Ghazaleh family will hold all of their interest in the Company directly.

In connection with the repurchase, the Abu-Ghazaleh family members entered into the Voting Agreement, pursuant to which (among other things) they granted Mohammad Abu-Ghazaleh an irrevocable proxy to vote all of the Ordinary Shares beneficially owned by them until February 19, 2010 and agreed to grant additional such proxies on an annual basis until the termination of the Voting Agreement.

The following table sets forth information pertaining to the repurchase, including the market value of the Ordinary Shares received by each of the Abu-Ghazaleh family members, determined based on the closing price for the Ordinary Shares on the NYSE on February 20, 2009.

Abu-Ghazaleh Investor	IAT Shares Repurchased	Ordinary Shares Distributed	Market Value of Ordinary Shares on Repurchase Date *
Sumaya Abu-Ghazaleh	125.002	3,771,666	$77,206,003.02
Mohammad Abu-Ghazaleh	200.922	2,915,550	$59,681,308.50
Oussama Abu-Ghazaleh	201.922	3,150,550	$64,491,758.50
Maher Abu-Ghazaleh	59.943	905,600	$18,537,632.00
Amir Abu-Ghazaleh	60.738	905,600	$18,537,632.00
Hanan Abu-Ghazaleh	13.462	253,956	$5,198,479.32
Fatima Abu-Ghazaleh	13.462	217,956	$4,461,559.32
Nariman Abu-Ghazaleh	13.462	218,956	$4,482,029.32
Wafa Abu-Ghazaleh	13.462	221,956	$4,543,439.32
Maha Abu-Ghazaleh	13.462	187,134	$3,830,632.98

*	Source: Bloomberg.

In addition, during fiscal year 2008, we incurred approximately $2.0 million of air charter expenses with respect to an aircraft that is indirectly owned by our Chairman and Chief Executive Officer. The rates charged for these services were comparable to market rates charged to unrelated companies for use of a similar aircraft.

EXECUTIVE OFFICERS

Mohammad Abu-Ghazaleh—67, Chairman and Chief Executive Officer. Mr. Abu-Ghazaleh has served as the Company’s Chairman and Chief Executive Officer since December 1996. He also serves as the Chairman and Chief Executive Officer of IAT and Chairman of the Royal Jordanian Air Academy. Mr. Abu-Ghazaleh was President and Chief Executive Officer of United Trading Company from 1986 to 1996. Prior to that time, he was Managing Director of Metico from 1967 to 1986. Mr. Abu-Ghazaleh also serves on the board of directors of Jordan Kuwait Bank, International General Insurance Co. Ltd., Bank Misr Liban and United Cable Company, Inc. Mr. Abu-Ghazaleh, Mr. Amir Abu-Ghazaleh and Mr. Maher Abu-Ghazaleh are brothers.

Hani El-Naffy—58, President, Director and Chief Operating Officer. Mr. El-Naffy has served as the Company’s President, Director and Chief Operating Officer since December 1996. Prior to that time, he served as Executive Director for United Trading Company from 1986 until December 1996. From 1976 to 1986, he was the President and General Manager of T.C.A. Shipping.

Richard Contreras—50, Senior Vice President and Chief Financial Officer. Mr. Contreras has served as our Senior Vice President and Chief Financial Officer since May 2008. Prior to that time, he served as Senior Vice President, Finance. From 2005 to 2007, he was Vice President, North America Finance and Administration. Mr. Contreras was Vice President, Budgeting and Forecasting from 2003 to 2005. He also served as Controller, North America from 1999 to 2003.

Bruce A. Jordan—55, Senior Vice President, General Counsel and Secretary. Mr. Jordan joined us in 1990 as our Assistant General Counsel. In 1994, he was appointed Vice President, General Counsel and Secretary, a position he held until April 1997. When he left us, he served as General Counsel for a publicly traded South Florida-based provider of pediatric subspecialty physician services. In November 2001, he became General Counsel for a publicly traded worldwide provider of spa and salon products and services for cruise lines, luxury resorts and day spas. In September 2002, Mr. Jordan re-joined us as Vice President, General Counsel and Secretary. He was appointed Senior Vice President, General Counsel and Secretary in December 2006.

Jean-Pierre Bartoli—58, Senior Vice President, Europe and Africa. Mr. Bartoli assumed his current responsibilities in December 2008 when our Middle East and North African operations were realigned as a separate region. From April 1997 to December 2008, Mr. Bartoli served as our Senior Vice President, Europe, Africa and Middle East. He also served as our Financial Director for the European and African region from 1990 to 1997. Mr. Bartoli held various financial positions in our European operations from 1983 to 1990.

Emanuel Lazopoulos—52, Senior Vice President, North America Sales, Marketing and Product Management. Mr. Lazopoulos has served as our Senior Vice President, North America Sales, Marketing and Product Management since June 2005. Prior to that time, he served as our Vice President, Fresh-Cut operations in North America from 2003 to 2005. Mr. Lazopoulos’ career in the fresh foods industry included past experience as Managing Director of NewStar Fresh Foods, as Vice President of DNA Plant Technology and as Vice President of Dole Fresh Vegetables.

Paul Rice—49, Senior Vice President, North America Operations. Mr. Rice has served as our Senior Vice President, North America Operations since June 2005. Prior to that time, he served as Vice President, Distribution Center/Repack & Fresh-Cut Operations from 2001 to 2005. Prior to that, he held various senior management positions within Fresh Del Monte from 1988 to 2001. Prior to joining the Company, Mr. Rice held various sales and procurement positions for Dole Food Company & Topco.

Jimenez Tenazas—54, Senior Vice President, Asia Pacific. Mr. Tenazas was appointed our Senior Vice President, Asia Pacific in May 2007. Prior to this appointment, he served as Vice President, Asia Pacific from 2006 through May 2007. From 1998 through May 2006, Mr. Tenazas served as Vice President, Deciduous & Citrus Operations in our North America Region. Before joining the Company, Mr. Tenazas served as the Chief Financial Officer for IAT from 1996 to 1998 and Chief Financial Officer for Suma Fruit International from 1989 to 1996.

José Antonio Yock—57, Senior Vice President, Central America. Mr. Yock has served as our Senior Vice President, Central America since July 1994. Prior to that time, he was our Vice President-Finance for the Latin American region from 1992 to July 1994. Mr. Yock joined us in 1982 and has served in various financial management positions.

José Luis Bendicho—50, Vice President, South America. Mr. Bendicho has served as our Vice President, South America since March 2000. From September 1998 until March 2000, he served as our Regional Finance Director in our South American Region. From 1997 through 1998, Mr. Bendicho served as our Manager of the Administration and Finance for our Chilean deciduous operations. Prior to 1997, Mr. Bendicho was Administration and Finance Manager for United Trading Company.

Youssef Zakharia—47, Vice President, Middle East and North Africa. Mr. Zakharia has served as our Vice President, Middle East and North Africa since 2006. Prior to that time, he served as our Vice President, Human Resources for Europe, Africa and Middle East region from 2005 to 2006. From 2000 to 2005, Mr. Zakharia was the Director of Operations for the Europe, Africa and Middle East region. Before joining the Company, Mr. Zakharia served as the Director of Sales Europe, Africa and Middle East for A.W. Chesterton from 1996 to 2000 and as Director of Operations for Nevada Power Company from 1990 to 1996.

EXECUTIVE COMPENSATION

Compensation Committee

The compensation committee is comprised of three directors: Michael J. Berthelot (Chairman), Salvatore H. Alfiero, and John H. Dalton. None of the compensation committee members has a business relationship with the Company or its subsidiaries. Each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code (the “Code”), a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and “independent,” as that term is defined by NYSE Rule 303A.02.

The compensation committee acts on behalf of the board to review, adopt, and oversee the Company’s compensation strategy, policies, plans, and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and evaluation of performance in light of these stated objectives;

•

review and approval of compensation and other terms of employment or service, including severance and change-in-control arrangements for the Company’s Chief Executive Officer and the other executive officers;

•	advising the board of directors regarding changes to board or committee compensation programs and perquisites;

•	administration of the Company’s equity compensation plans, deferred compensation plans and other similar plans and programs.

Prior to April 2008, the compensation committee oversaw the Chief Executive Officer’s compensation, the Chief Executive Officer oversaw the President and Chief Operating Officer’s (“Chief Operating Officer”) compensation, and the Chief Operating Officer oversaw the compensation for all other executive officers. When the Company ceased being a foreign private issuer on March 31, 2008, the Company reevaluated the duties of the compensation committee. In April 2008, the compensation committee’s charter was expanded to include oversight of the compensation of all Section 16 officers. Beginning with the preparation of the Company’s proxy statement for fiscal year 2008, the compensation committee has also participated in the preparation of the disclosure appearing under the heading “Compensation Discussion and Analysis” below and the related report of the compensation committee (prior to March 31, 2008, the Company, as a foreign private issuer, was not required to provide these disclosures as part of its proxy materials). The compensation committee has adopted a written charter that outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the compensation committee and the board and is available to shareholders on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

Compensation Committee Processes and Procedures

Typically, the compensation committee meets at least once quarterly and with greater frequency if necessary. The compensation committee may also take action by written consent. During fiscal year 2008, the compensation committee held five meetings and did not have occasion to act by written consent. The agenda for each meeting is usually developed by the chairman of the compensation committee in consultation with the Company’s Vice President of Human Resources and the Company’s Senior Vice President, General Counsel and Secretary. The compensation committee meets regularly in executive session and invites independent directors who do not serve on the compensation committee to attend these sessions, as well as its regular meetings, though directors who are not on the committee are not compensated for their attendance. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. No executive officer may participate in or be present during any deliberations or determinations of the compensation committee regarding his compensation. The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The compensation committee has engaged The Delves Group as its independent executive compensation consultant since August 13, 2008. In 2007, the compensation committee had retained Watson Wyatt as its compensation consultant. Over the course of their respective engagements, Watson Wyatt and The Delves Group have assisted the Company in:

•	evaluating the effectiveness of the Company’s compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	refining the Company’s compensation strategy and developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, the compensation committee has directed The Delves Group to develop a comparative peer group of companies similar in size and complexity to the Company and conduct a review of competitive market data (including base salary, annual incentive targets and long term incentive targets) for the Chief Executive Officer and other executive officers. The Delves Group then analyzed the competitive performance of the Company relative to the peer group. The Delves Group has also conducted individual interviews with members of senior management and the compensation committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. In addition, The Delves Group reviews and comments on broader aspects of the Company’s executive compensation programs, including program philosophy, design, and implementation, as requested by the committee. The Delves Group attends all Committee meetings at the request of the committee and presents relevant data and analyses to the committee for its consideration. The Delves Group does not have any relationship or arrangement with the Company other than their engagement as consultant to the compensation committee.

The compensation committee currently makes most significant adjustments to annual compensation, determines bonus awards for executive officers of the Company, and establishes new performance objectives, at one or more meetings held during the first quarter of the year. Annual equity awards for the Chief Executive Officer and members of the board have historically been determined at a meeting held in the first quarter of the year, while equity awards for other Named Executive Officers (“NEOs”) and employees are determined at a meeting held in the third quarter of the year. The compensation committee considers matters related to individual compensation, as well as high-level strategic issues, such as the effectiveness of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the compensation committee’s process comprises two related elements: (1) the determination of compensation levels and (2) the establishment of performance objectives for the short- and long-term. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable in various hypothetical scenarios, Company share performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of The Delves Group, including analyses of executive and director compensation paid at other peer companies identified by the consultant. The specific determinations of the compensation committee with respect to executive compensation for fiscal year 2008 are described in greater detail below.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008, none of the persons who served on the compensation committee is, or has been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the board.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the disclosure appearing under the heading “Compensation Discussion and Analysis” below. Based on this review and discussion, the compensation committee has recommended to the board that the disclosure appearing under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 26, 2008.

Michael J. Berthelot, Chairman

Salvatore H. Alfiero

John H. Dalton

Compensation Discussion and Analysis

Executive Compensation Philosophy

Compensation for Fresh Del Monte’s named executive officers (as identified in the Summary Compensation Table below, the “NEOs”) is intended to be largely performance-based in order to align the NEOs’ interests with those of the shareholders. In establishing the Company’s compensation program for the NEOs, the compensation committee has four principal objectives:

•	ensuring that the Company is able to attract and retain executives through the use of industry-competitive base salary compensation;

•	providing a total compensation package that is competitive in the industry and that is tied to, and varies based upon, individual and corporate performance;

•	incentivizing NEOs to make prudent business decisions and maximize shareholder value by providing a significant portion of total compensation opportunities in the form of stock options; and

•	establishing and maintaining internal pay equity among employees.

In order to address these priorities, the compensation committee regularly assesses compensation components that it believes will most cost effectively attract and motivate executive officers and reward them for their individual achievements and those of the Company as a whole. The compensation committee has retained a compensation consultant, The Delves Group, to assist it in its analysis of key elements of compensation programs. The Company does not maintain any other relationship with The Delves Group other than The Delves Group’s role as a consultant to the compensation committee.

The compensation committee allocates total compensation between cash and equity compensation based on benchmarking to the Company’s peer group, discussed below, while considering the balance between providing short-term incentives and long-term parallel investment with shareholders to align the interests of management with shareholders. The compensation committee evaluates the balance between equity and cash compensation among NEOs annually.

Based on its review of the above-mentioned objectives, the Company has established a compensation program that consists of the following five components:

•	a competitive, market-driven base salary;

•	an annual cash bonus and incentive award that is dependent on individual and/or corporate performance;

•	a long-term incentive plan with equity and/or cash awards that is dependent on the achievement of both individual and corporate pre-specified goals;

•	equity awards, consisting of stock options that vest over time; and

•	post-termination benefits that are triggered in limited circumstances.

Determination of Compensation Program

The compensation committee has been delegated the authority to create a compensation program for the NEOs. In structuring the program, the compensation committee has relied on written reports provided by The Delves Group with respect to competitive practices and the amounts and nature of compensation paid to executive officers in a peer group of companies. The Delves Group has also provided advice to the compensation committee regarding, among other things, structuring the Company’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to the Company’s executive officers. Based upon The Delves Group’s recommendations, the Company’s cash and equity-based incentive awards are weighted significantly towards variable components to ensure that total compensation reflects the overall success or failure of the Company, and to motivate executive officers to meet appropriate performance measures, thereby maximizing total return to shareholders.

The compensation committee currently determines the compensation for all NEOs. In making this determination, the recommendation and advice of certain executives is considered. The compensation committee solicits the Chief Executive Officer’s recommendation regarding the Chief Operating Officer’s compensation. Additionally, beginning in 2008, the Chief Operating Officer provides recommendations annually to the compensation committee regarding the compensation of all NEOs, excluding himself and the Chief Executive Officer. The Chief Operating Officer’s recommendations are based on the results of his annual performance review of each NEO, at which time each NEO’s individual goals are assessed in light of their achievement of specific strategic goals. Each NEO also provides input about his individual contributions to the Company’s success for the period being assessed.

The following chart illustrates the decision making process in determining the compensation of the Chief Executive Officer, the Chief Operating Officer and the other NEOs.

Compensation Benchmarking and Peer Group

An important basis for structuring the Company’s compensation program and establishing target compensation levels for the Company’s NEOs is the analysis of the compensation packages offered to similarly situated executive officers of peer group companies. As part of its engagement, the compensation committee directed The Delves Group to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The comparative information provided by The Delves Group was obtained from publicly filed reports of each company in the comparative peer group, as well as from nationally recognized compensation surveys. As part of their analysis, consultants from The Delves Group conducted individual interviews with members of senior management and the compensation committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. The Delves Group ultimately developed recommendations and metrics that were presented to the compensation committee for its consideration.

In October 2008, The Delves Group presented a report to the compensation committee that analyzed competitive practices and the amounts and nature of compensation paid to executive officers of a peer group of food and beverage, agricultural products and consumer products companies of similar size based on revenue, market capitalization, and number of employees as a measure of the complexity of the enterprise. The peer group identified in the 2008 Delves Group report consisted of the following companies:

Fortune Brands Inc.	Campbell Soup Company	Dole Food Company Inc.	Hormel Foods Corporation
Molson Coors Brewing Company	Wm. Wrigley Jr. Company	The Hershey Company	Chiquita Brands International Inc.
Corn Products International Inc.	Del Monte Foods Company	Brown Forman Corporation	McCormick & Company, Inc.
UST Inc.

Based on the data presented to the compensation committee by The Delves Group and the analysis described above, the compensation committee has targeted base salary, annual cash incentive compensation, and equity incentive compensation for NEOs around the 50th percentile of this peer group of companies. The Company also targets the overall proportion of total variable compensation (i.e., compensation based on performance) and fixed compensation (i.e., base or guaranteed compensation) for each NEO to be consistent with the 50th percentile of the peer group. In determining the level of compensation provided to its NEOs, the compensation committee not only considers the Company’s independent performance, but also evaluates the Company’s comparative performance against peer group companies, taking into account sales growth, growth in earnings per share (“EPS”), and share price performance, among other factors. In addition, the compensation committee considers the Company’s geographic locations, including the greater Miami area, where there is significant competition for employees in the global agricultural and consumer products industries. The compensation committee also evaluates individual NEO experience, seniority, and performance, based on both objective and subjective measures, on an annual basis and may award merit salary increases as a result of these assessments. This approach ensures that the Company’s compensation programs will enable it to remain competitive in its markets and reward individual NEO performance.

While the compensation committee targets cash compensation and equity awards in the 50th percentile of the peer group, the compensation committee recognizes the Company’s desire to keep the best talent in its executive management team. To retain and motivate these key individuals, the compensation committee may determine that it is in the best interests of the Company to negotiate or award total compensation that may deviate from the general benchmark targets described above. Actual pay for each executive is determined based on this premise and is driven by the performance of the executive over time and the annual performance of the Company. Equity grant guidelines are then set by job level, using market survey data and current guidelines to determine the appropriate annual grant levels for the upcoming year.

The Company provides Messrs. Abu-Ghazaleh and El-Naffy with greater compensation and benefits (including post-employment benefits) than those provided to other NEOs to reflect the increased level of responsibility and risk faced by Mr. Abu-Ghazaleh as the Company’s Chairman and Chief Executive Officer and Mr. El-Naffy as its President and Chief Operating Officer. Mr. Abu-Ghazaleh’s compensation also differs as a direct result of the compensation committee’s review of peer group compensation data, and reflects the competitive nature of compensation paid to chief executive officers within the peer group. The compensation committee believes that Mr. Abu-Ghazaleh’s and Mr. El-Naffy’s competitive compensation packages are important to motivate and retain them as the highly valued top two executives of the Company.

The comparisons and percentile rankings in this section are based on the most current data available to the Company, generally calculated based on an analysis performed by The Delves Group.

Base Salary

The base salary component of the Company’s compensation program is designed to provide its NEOs with total base salary that is close to the median or 50th percentile among peer group companies. In establishing this target percentile, the compensation committee has relied on peer group data included in The Delves Group’s written reports. The Company pays base salaries at the levels established by the compensation committee to satisfy the “competitive base” compensation priority within the Company’s compensation philosophy.

The compensation committee determined that our Chief Executive Officer, Mr. Abu-Ghazaleh, would receive no salary increase in fiscal year 2008. Although his base salary of $1,200,000 has remained unchanged since 2003, the Chief Executive Officer’s base salary is currently 28% above the median base salary of chief executive officers in the peer group, and the compensation committee accordingly does not believe that an increase is warranted.

Our President and Chief Operating Officer’s employment agreement with the Company was established in 1997 and provided for a minimum base salary of $800,000. Effective May 1, 2005, his base salary was adjusted to $1,000,000, which is 81% above the peer group median. Details of the terms of Mr. El-Naffy’s employment agreement are described below under the heading “Employment Agreements with NEOs.”

The Company’s other NEOs do not have employment agreements. Each year, base salary increases for the NEOs are determined based upon the continuing review of peer group compensation and a subjective evaluation of the performance of the NEOs as assessed by the compensation committee, the Chief Operating Officer and the Chief Executive Officer, as well the NEO’s experience, commitment to corporate core values and potential for advancement. No formulaic base salary increases are provided to the NEOs. For fiscal year 2008, our NEOs’ base salaries were in the following percentages of the median base salary paid by our peer group to executives in the same (or the most similar) position: Richard Contreras, Senior Vice President and Chief Financial Officer, 66%; Jean-Pierre Bartoli, Senior Vice President, Europe & Africa, 91%; José Antonio Yock, Senior Vice President, Central America, 109%. Mr. Contreras was promoted to the position of Senior Vice President and Chief Financial Officer of the Company on May 2, 2008. While his current base salary is at 66% of the median salary for the peer group, which reflects his newness to the position, it is the intention of the compensation committee to move Mr. Contreras’ base salary closer to the median of the peer group over time as he gains tenure in his position.

During 2008, base salary increases were awarded to the NEOs as follows: Mr. Contreras’ base salary was increased from $190,000 to $300,000, effective January 14, 2008; Mr. Yock’s base salary was increased from $308,453 to $369,986, effective July 1, 2008; Mr. Bartoli’s base salary was increased from $374,719 to $393,701, effective March 1, 2008; Mr. Inserra’s base salary was increased from $355,315 to $375,000, effective March 1, 2008 (Mr. Inserra retired on May 2, 2008). Because base salary increases were determined in 2008 while the Company was still a foreign private issuer, the increases in base salary for all NEOs, other than the Chief Executive Officer and the Chief Operating Officer (who did not receive any increases), were determined by the Chief Operating Officer. Effective in 2009, the compensation committee will, with the advice and recommendation of the Chief Operating Officer, determine salary increases for all NEOs in the first quarter of each year.

Annual Cash Incentive Awards

Annual cash bonuses for NEOs are determined under the terms of the Company’s annual incentive plans or in accordance with such officer’s respective employment contract as illustrated in the chart below. The Company’s annual cash bonus and incentive award plans are designed to reward the NEO for his contribution to the Company’s achievement of its financial goals and reflect, at least in part, the executive’s overall job performance. The compensation committee reviews the status and forecasted amounts of the annual incentive bonus plans for the Chief Executive Officer on a quarterly basis.

The Chief Executive Officer

The fiscal year 2008 incentive award for the Company’s Chief Executive Officer was made under the Fresh Del Monte 2003 Performance Incentive Plan for the Chief Executive Officer (the “CEO PIP”). Our Chief Executive Officer’s annual incentive award is not guaranteed and is not paid if the Company fails to achieve its financial performance targets, which are based on total revenues, EPS, and return on equity. Under the CEO PIP, the Chief Executive Officer’s bonus may range from 50% to 150% of his annual base salary based upon 80% to 120% goal achievement levels using straight-line interpolation between goals and pay-out. Eighty percent achievement of goals establishes a floor under which no bonus is granted.

In the first quarter of 2008, the compensation committee established fiscal year 2008 financial performance goals for the CEO PIP. As indicated above, targets were established for total revenues, EPS and return on equity, in each case the targets were derived from fiscal year 2008’s operating plan financial objectives. The CEO PIP weighs each of the three criteria equally in determining overall achievement. If each target is met, but not exceeded, the bonus would equal 100% of base salary. If the target is achieved at a rate of 120% or more, the bonus will equal the maximum payout of 150% of base salary. The Chief Executive Officer would earn a bonus equal to 50% of his base salary if 80% of target is met. If the performance falls between 80% and 100% of target or between 100% and 120% of target, the bonus amount is determined using straight-line interpolation. For fiscal year 2008, the Company had total revenue of $3.531 billion, EPS of $2.48, and return on equity of 11.0%, representing individual criteria achievements of approximately 98%, 96% and 97%, respectively, compared to the pre-established objectives. As a result, an overall achievement value of 97% was awarded under the CEO PIP in accordance with the predetermined bonus metrics for fiscal year 2008 financial performance.

In 2008, our Chief Executive Officer received annual cash incentive compensation that is 110% of the median annual cash incentive compensation given to other chief executive officers in our peer group. In addition to the annual incentive award made to the Chief Executive Officer in February of fiscal year 2008, the compensation committee determined that a special one-time cash transition incentive payment of $1.8 million would be appropriate in recognition that the Company did not, until 2008, have a long-term incentive plan in place for the Chief Executive Officer.

The Chief Operating Officer

The fiscal year 2008 bonus award for the Chief Operating Officer was established pursuant to his employment contract, which provides for an annual cash bonus equal to 2% of the first $20 million of the consolidated net after tax profits of the Company and 1.5% of any amounts of such profits in excess of $20 million.

Other Named Executive Officers

The fiscal year 2008 incentive awards for NEOs (other than our Chief Executive Officer and Chief Operating Officer) were determined under the Fresh Del Monte 2004 Performance Incentive Plan for Senior Executives (the “2004 PIP”) based on an assessment of individual performance.

In the first quarter of 2008, each NEO participating in the 2004 PIP, with the review, input and approval of our Chief Operating Officer, established individual performance goals that formed the basis upon which their respective incentive award value would be determined. These goals were designed to reflect each executive’s area of responsibility within the Company and, to the extent possible, were generally structured to include an objectively measurable component (i.e., numeric or other criteria capable of independent measurement or satisfaction). Each goal was then assigned a specific percentage of that executive’s overall achievement value, with all goals totaling 100%. In 2008, no individual performance goal accounted for greater than 30% of any NEO’s total achievement value. Each NEO had between seven and 16 performance criteria upon which his annual bonus is based. Some of these criteria would create a pay-out only if the specific goal is met, other performance criteria would provide for partial payment to the NEO upon partial achievement of the goal. Performance factors, which must be based on strategic objectives of the Company, for participants in the 2004 PIP who are business unit leaders, may include profitability, business growth, market share, production volume, or production costs, to name a few. For those participants who are in functional roles, performance factors may include cost of deliverable services and cost reduction, strategic project completions, implementation of new systems or processes, or implementation of improvements in accountability or responsibility. Under the 2004 PIP, the 2008 maximum bonus amount for each participating NEO was 30% of annual base salary.

As part of the Company’s annual employee performance appraisal process, our Chief Operating Officer provided, and our compensation committee took into account, his assessment of the individual performance of each participating NEO against his respective 2008 goals. The compensation committee found that the 2008 achievement values for NEOs participating in the 2004 PIP were between 44.35% and 85% of their respective goals, resulting in awards of between 13.31% and 25.50% of the NEO’s base salary. Actual incentive awards paid to our NEOs for fiscal year 2008 in accordance with the 2004 PIP are set forth below in the Summary Compensation Table.

The Company does not have any formal clawback policies relating to annual cash incentive awards. The compensation committee intends to evaluate the prudence of adopting such policies in the future.

Beginning in fiscal year 2009, the maximum bonus amount for participating NEOs will be increased to 50% of annual base salary. Seventy percent of the bonus will be based on specific functional goals, which have been reviewed and approved by the compensation committee, and 30% will be based on target total revenues and EPS.

Long-Term Incentive Awards

In 2007, the compensation committee began to consider the establishment of a long-term incentive plan to provide an incentive for executives to focus on the long-term sustainable growth of the Company by rewarding business decisions and actions over a longer term than the single year plans then in place. The compensation committee considered that the efforts of senior executives may not be adequately rewarded if decisions were made consistent with the Company’s business strategy that established a basis for significantly improved long-term performance of the Company, yet negatively affected operating results, and therefore annual cash incentive awards. Likewise, the compensation committee wished to avoid plan designs that could incentivize executives to take actions that would result in short-term gain in order to bolster annual incentive compensation, without regard to the long-term best interests of the Company. In addition, it was noted by the compensation committee that the Company was the only company in the peer group not to have such a plan. To this end, in September 2007, the compensation committee retained Watson Wyatt as its consultant to develop such a plan. On February 27, 2008, the board approved the establishment of the Fresh Del Monte Produce Inc. Long-Term Incentive Plan (the “LTIP”) for senior corporate officers, including NEOs, effective beginning in 2008. For fiscal year 2008, only the Chief Executive Officer was named a participant of the LTIP. Beginning in 2009, Messrs. Yock, Bartoli and Contreras became participants in the LTIP with target awards equal to 35% of annual base salary.

The LTIP allows for an award to be made to the participants of the LTIP by the compensation committee at the beginning of each fiscal year and the final determination and payment of that award will occur at the end of the third year following the award’s grant and after such payment is approved by the compensation committee. The compensation committee reviews the status and forecasted amount of the LTIP of the Chief Executive Officer on a quarterly basis. The compensation committee may include or exclude the impact of certain items such as expenses related to restructuring or productivity initiatives, non-operating items, acquisition expenses and any other items of gain, loss or expense that may be determined to be extraordinary or unusual in nature or infrequent in occurrence. Unless otherwise provided in the plan, LTIP awards are paid in cash in the form of a single lump sum. LTIP awards may range from 50% to 150% of the target award depending upon the actual achievement level as measured against certain predetermined objectives. The LTIP award for our Chief Executive Officer is calculated by measuring achievement in two categories. First, 50% of the LTIP award is calculated by measuring the total shareholder return (the “TSR”) of the Company versus that of its peer group over the three-year period. TSR includes share price change, as well as reinvested dividends. In order to avoid significant swings in TSR caused by anomalous events that might occur at the beginning or end of the measurement period, TSR is measured using the average closing prices of the Company’s shares and those of the peer group during the ninety day periods which precede the first and last days of the measurement period. The second half of the LTIP award is calculated by measuring the achievement of performance goals, which consist of one or more measurable strategic objectives established by the compensation committee and agreed to by the plan participants at the beginning of each award period. The LTIP contains provisions that permit the compensation committee to require the repayment of any LTIP award received by a participant in the event that the financial results that determined the award are subsequently determined to be in error or are required to be restated. The maximum amount that can be paid to any individual participant with respect to any particular award period cannot exceed $6 million.

In addition to the TSR component of the LTIP objectives, two equally weighted strategic objectives related to growth in specified new markets were established for the Chief Executive Officer under the 2008 LTIP with specific numerical targets to measure accomplishment. Final determination of the amount to be paid under the 2008 LTIP award will occur following the end of the 2010 fiscal year. The 2008 target long-term incentive award granted to the Chief Executive Officer would generate an award at 37% of the median value of similar awards granted to chief executive officers in our peer group.

Equity Awards

Overview. In order to create a properly balanced compensation program, the compensation committee utilizes both compensation that provides incentive for short-term gain, such as the annual incentive program, and compensation that provides incentive for longer term growth, such as participation in the LTIP and the distribution of equity awards. Each NEO is eligible to receive an annual equity compensation award. The Company believes, based on its performance-based approach to compensation, that equity ownership in the Company is important to tie the level of compensation to the performance of the Ordinary Shares and shareholder gains; the Company believes this is particularly important for NEOs. Because equity compensation awards vest over a period of years, they also create an incentive for executives to create sustained growth.

Guidelines for the number of stock option awards granted to each NEO are determined using a procedure approved by the compensation committee based upon the executive officer’s position and responsibilities, job level, performance, and the value of the award at the time of grant. In addition, the compensation committee may consider peer group data presented in The Delves Group’s reports in making such awards. As a result, additional grants other than the annual award may be made following a significant change in job responsibility or in recognition of a significant achievement. The compensation committee generally does not consider the number of options already held by NEOs when making grants as it believes that awards should be given based on successful job performance and should not be discounted on account of accumulated equity value. Further, the compensation committee believes that competitors who may try to hire the Company’s NEOs would not give full credit for existing equity ownership in Fresh Del Monte, and, to remain competitive, similarly do not take into account previous awards when approving new grants. It has been the Company’s practice to issue only stock options as equity awards to its NEOs.

In fiscal year 2008, all stock options granted to NEOs, and other Company employees, were made under the terms of the 1999 Option Plan. Stock options granted to employees under the Company’s 1999 Option Plan have a four-year vesting schedule in order to provide an incentive for continued employment and long-term growth of the Company. All stock options expire 10 years from the date of the grant. This provides a reasonable time frame to align the NEO’s goals with the long-term price appreciation of the Company’s shares. The exercise price of options granted under the Company’s 1999 Option Plan is equal to the average of the high and low trading prices for the Ordinary Shares on the NYSE on the date of grant.

The Chief Executive Officer’s and the Chief Operating Officer’s 2008 equity incentive awards were granted at 73% and 103%, respectively, of the median incentive levels for equity incentive awards to executives in similar positions in the Company’s peer group. Equity incentive awards were granted at 26% for Mr. Contreras, 63% for Mr. Yock and 48% for Mr. Bartoli of the median incentive levels for equity incentive awards to executives in similar positions in the peer group.

Post-Termination Benefits

To promote stability and continuity of management direction, in 2003, the Company adopted the Executive Retention and Severance Agreements for the Chief Executive Officer and the Chief Operating Officer. The Company feels that the creation and continuation of these agreements is imperative to the retention of our Chief Executive Officer and our Chief Operating Officer because they reflect customary market practices. The Company does not generally enter into written severance agreements for any of its employees unless it is mandated to do so by local statutes and has not entered into such an agreement with any other NEOs; however, the Company decided to establish severance agreements for the two most senior executives of the Company, as retention of these two officers is of paramount importance to the continued stability of the Company.

As further described under the heading “Potential Payments Upon Termination or Change-in-Control,” the severance agreements of our Chief Executive Officer and our Chief Operating Officer provide that they are entitled to certain cash consideration, a “gross-up” on the taxes due on the consideration, and other benefits in the event their employment is terminated by the Company other than for “cause,” if they terminate their employment for “good reason,” or if they are terminated in connection with a change in control, in each case such payments and benefits are conditioned upon the execution by them of a general release of all claims. These agreements also provide for consideration and benefits in the event of a termination of employment by reason of death or disability. Both executives also agreed to a two-year period during which they cannot solicit the Company’s employees, distributors, vendors or customers.

The severance agreements each have a “double trigger” change in control policy; both a change in control and the termination of the executive must occur before such payment is triggered. Such policy may increase the consideration paid to the shareholders for the Company in the event of a change in control because no mandatory lump-sum payments must be made triggered only by the change in control itself and it gives the acquiring company the flexibility to retain the executives at their discretion. The compensation committee also intends that this “double trigger” change in control policy provides fair and equitable compensation in the event of a termination following a change in control. By providing for reasonable severance in the event of an employment termination upon a change in control, the compensation committee intends to provide each covered officer with compensation that is sufficient to mitigate the risk of employment loss and encourage him to assist in undertaking the transaction. The amount of the severance is balanced against the Company’s need to be responsible to its shareholders, and also takes into account the potential negative impact such severance payments may have on the acquiring party in a change in control transaction.

The specified levels of post-termination benefits for the Chief Executive Officer and Chief Operating Officer were determined by the compensation committee to be appropriate for each of the two individuals based on each person’s duties and responsibilities with the Company and were the result of arm’s-length negotiations. The Company determined the different levels to be appropriate and reasonable when generally compared to post-termination benefits provided by the Company’s peers to executives with the same title and similar levels of responsibility. The Company believes that these benefits take into account the expected length of time and difficulty the individual may experience in trying to secure new employment.

On November 14, 2008, the compensation committee approved an amendment to the severance agreement with our Chief Operating Officer to comply with Section 409A of the Code, which governs the payment of deferred compensation. In addition, the severance plan was amended to require that any changes made to the severance agreement be approved by the compensation committee.

Mr. Contreras is covered by the Company’s general severance policy applicable to U.S. employees, which provides a maximum of six months severance based upon the years of service of each participant. Mr. Bartoli’s severance is governed by Monaco statutes, which provide that his severance will be calculated by adding (a) one-fifth of his average monthly salary, multiplied by his number of years of service, and (b) two-fifteenths of his average monthly salary over the last 10 years preceding termination, subject to a total maximum payment equivalent to six months pay.

Pursuant to Costa Rican statutes, upon any termination of employment or retirement, other than a termination by the Company for cause, Mr. Yock will be entitled to receive an amount equal to one month of base salary for every year of service with a maximum credit of eight years of service. In order to meet this obligation, the Company has established a Solidarity Program Account funded by both an individual and a Company contribution. Upon a termination of employment other than by the Company for cause, Mr. Yock will receive the greater of (i) the total contributions in his Solidarity Account and (ii) the severance due pursuant to local law. In addition, Mr. Yock participates in the Company’s Latin American Retirement Plan under which he will receive $120,000 per year for 10 years following his retirement directly from the Company. Should Mr. Yock not survive for that full period, his estate will be paid any remaining amounts in a lump sum.

Other Benefits

No significant pension or welfare benefits are available to NEOs other than the broad-based 401(k) plan, health and welfare benefits, and life insurance that are generally available to most of the Company’s full-time employees, or with respect to Messrs. Yock and Bartoli, generally available to most of the Company’s regional full-time employees, except as provided below.

Life Insurance Benefits

Effective as of June 2008, the Company provides Mr. Abu-Ghazaleh a term life insurance policy with an annual premium of $42,866 providing for payment of $3 million to his designated beneficiaries upon his death. Effective as of July 2008, the Company provides Mr. El-Naffy with a term life insurance policy with an annual premium of $48,611 providing for payment of $2.5 million to his designated beneficiaries upon his death. Prior to the changes in 2008, the Company provided Messrs. Abu-Ghazaleh and El-Naffy with a life insurance policy providing a benefit of $2 million and $1.6 million, respectively. Please see the information under the heading “Employment Agreements with NEOs” below for additional details regarding the benefits provided to Mr. El-Naffy pursuant to his employment agreement.

Other Benefits

Other than Mr. Contreras, the Company provides each NEO with a Company car. The amounts quantified in the Summary Compensation Table as car benefits are included in “All Other Compensation,” and include the amount that the Company recognized as an expense for fiscal year 2008 for each car (where leased, the annual cost of the lease; where owned by the Company, the depreciation of the car for that year), the maintenance, insurance, and gasoline for that car.

Policies with Respect to Equity Compensation Awards

The compensation committee evaluates the allocation of equity awards by reference to the Company’s peer group and the performance of the individual and the Company, as discussed above. The 1997 Share Incentive Plan and the 1999 Share Incentive Plan provide that the Company must grant all equity incentive awards with an exercise price equal to the fair market value on the date of grant as determined by the average of the high and low trading prices for the Ordinary Shares on the NYSE on the date of grant.

The compensation committee has established a policy that annual option awards for its Chief Executive Officer and members of the board will generally be granted on the date of the board meeting immediately following the release of its financial results for the fiscal year, which usually occurs in February. The grant date for the annual awards to its Chief Executive Officer and members of the board for fiscal year 2008 was February 27, 2008. With regard to option award grants for all other NEOs, the compensation committee has adopted a policy that such awards will be determined at its mid-year meeting, generally held in July. Annual awards for all other NEOs in fiscal year 2008 were granted on July 30, 2008. By selecting a regular grant date determined without regard to any specific event relating to the Company or its business, the Company seeks to avoid any “market-timing” with respect to its equity grants.

The Company does not have any share ownership policy for NEOs. In addition, the Company does not have any formal claw back policies relating to equity awards. The compensation committee intends to evaluate the prudence of adopting such policies in the future.

Tax Considerations

Section 162(m) of the Code limits the Company’s tax deductibility of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our shareholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of the board that establishes such goals consists only of “outside directors.” All members of the compensation committee qualify as outside directors.

The compensation committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the compensation committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the compensation committee’s overall compensation philosophy and objectives. The compensation committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the compensation committee may award compensation to our executive officers that is not fully deductible if it determines that the award is consistent with its philosophy and is in our shareholders’ best interests, such as time vested grants of restricted shares or grants of incentive stock options.

Our executive compensation plans have been designed and implemented with the intent to allow us to pay performance-based compensation under Section 162(m) of the Code.

COMPENSATION TABLES

Summary Compensation Table

The following table shows, for the fiscal year ended December 26, 2008, compensation awarded to, paid to, or earned by, our NEOs, consisting of the Company’s Chief Executive Officer, current Chief Financial Officer, former Chief Financial Officer, and our three other most highly compensated executive officers.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)		(g)		(h)	(i)	(j)
Mohammad Abu-Ghazaleh	2008	1,190,769	1,800,000	(6)	—	1,553,047		1,110,000		—	71,612	5,725,428
Chairman and CEO

Richard Contreras	2008	293,532	—		—	155,530		75,375		—	6,922	531,359
SVP and CFO

Hani El-Naffy	2008	992,308	—		—	1,306,435		2,465,500	(7)	—	68,541	4,832,784
President and COO

José Antonio Yock (8)	2008	310,043	24,463	(9)	—	250,257		81,027		57,000	62,766	785,556
SVP, Central America

Jean-Pierre Bartoli (10)	2008	357,394	30,041	(11)	—	250,257		52,382		—	7,903	697,977
SVP, Europe, Africa & Middle East

John Inserra	2008	125,970	—		—	621,162	(12)	—		—	35,690	782,822
Former EVP & CFO

(1)	Mr. Inserra served as the Company’s Executive Vice President and Chief Financial Officer until his retirement effective May 2, 2008. Mr. Contreras was appointed Senior Vice President and Chief Financial Officer effective May 2, 2008.
(2)	These amounts reflect the dollar amount of compensation expense recognized for financial statement reporting purposes for the year ended December 26, 2008, computed in accordance with SFAS No. 123R. Compensation expense includes amounts from options granted in and prior to fiscal year 2008. The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2008. Those assumptions can be found in Note 16 to the financial statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 26, 2008. There were no forfeitures of option awards granted to the NEOs, with the exception of Mr. Inserra (see explanation under Outstanding Equity Awards at Fiscal Year-End table, below).
(3)	Except for Mr. El-Naffy’s award, the amounts shown in this column are cash awards earned in fiscal year 2008 under the 2004 Fresh Del Monte Performance Incentive Plan for Senior Executives for Messrs. Contreras, Bartoli, and Yock and the 2003 Performance Incentive Plan for Mr. Abu-Ghazaleh. Mr. Inserra retired in May 2008 and therefore, being an inactive employee, did not receive an incentive payment. These awards are discussed in further detail in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards.”
For Mr. Abu-Ghazaleh, the amount reflects 97% achievement of his performance goals; for Mr. Contreras, the amount reflects achievement of 83.75% of his performance goals; for Mr. Yock, the amount reflects 73% achievement of his performance goals and for Mr. Bartoli, the amount reflects achievement of 44.35% of his performance goals.
(4)	The amount shown in this column for Mr. Yock reflects the aggregate change in the present value of Mr. Yock’s accumulated benefit under the Latin American Retirement Plan and is further described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Post-Termination Benefits” and in the footnotes to the table under the heading “Post-Employment Compensation—Pension Benefits.” The amount reflected is based on the present value calculation of $763,704 for 2008 minus the present value calculation of $706,704 for 2007, as determined by Mercer. Discount rates used were U.S.-based as the benefit is payable in U.S. dollars.
(5)

The All Other Compensation column includes contributions by the Company on behalf of the NEOs to the defined contribution plan in which they participate, life insurance coverage (other than as generally available), as well as perquisites and other personal benefits. The amounts quantified below as car benefits include the amount that the Company recognized as an expense for fiscal year 2008 for each car (where leased, the annual cost of the lease; where owned by the company, the depreciation of the car for that year), the maintenance, insurance, and gasoline for that car. The amount for Mr. Abu-Ghazaleh includes an annualized car benefit of $46,287 and a term life insurance policy at an expense to the Company of $25,325. The amount for Mr. El-Naffy includes an annualized car benefit of $33,522, and a term life insurance policy at an expense to the Company of $28,119. The amount for Mr. Yock includes a car benefit of $33,666, personal security services at his place of residence in the amount of $19,133 and a group life insurance policy. The amount for Mr. Inserra includes a pro-rated car benefit and a payment for accrued but unused vacation of $25,037, which equates to 17.36 days.

(6)	Reflects a special bonus awarded to the Chief Executive Officer as further described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards.”
(7)	Reflects Mr. El-Naffy’s bonus based on his 1997 Employment Contract as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards.”
(8)	As Mr. Yock is located in Costa Rica, a portion of his salary is paid in colones (Costa Rican local currency). These were converted to U.S. dollars at a conversion rate of 547.45 colones to $1.00, based on the closing exchange rates listed by The Wall Street Journal on December 26, 2008.
(9)

This payment is a “13th month payment” required by law in Costa Rica, which was paid in U.S. dollars and local currency. The 13th month payment is equal to one additional monthly base salary payment and is required to be paid near the end of the calendar year.

(10)	As Mr. Bartoli is located in Monaco, all payments to him are made in euros. These were converted to U.S. dollars at a conversion rate of €1.00 = $1.406074, based on the closing exchange rates listed by The Wall Street Journal on December 26, 2008.
(11)	This payment is a “13th month payment” which is standard practice in Monaco and was paid in euros. The 13th month payment is equal to one additional monthly base salary payment.
(12)	On May 2, 2008, upon recommendation of the compensation committee and approval of the board, the Company modified Mr. John Inserra’s existing option grants to accelerate vesting on 40,000 of his unvested options. Consistent with SFAS No. 123R, the original granted options were forfeited and new modified options were granted with accelerated vesting.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 26, 2008, certain information regarding grants of plan-based awards to the NEOs:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Equity Awards
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)				(i)	(j)	(k)		(l)
Mohammad Abu-Ghazaleh Chairman and CEO	02/27/08	600,000	1,200,000	1,800,000	—	—	—	—	—	—	—	—
	02/27/08	—	—	—	—	—	—	—	161,000	33.97	34.63	—

Richard Contreras SVP and CFO	07/30/08	—	—	90,000	—	—	—	—	—	—	—	—
	07/30/08	—	—	—	—	—	—	—	50,000	22.25	—	—

Hani El-Naffy President and COO	07/30/08	—	—	—	—	—	—	—	—	—	—	—
	07/30/08	—	—	—	—	—	—	—	250,000	22.25	—	—

José Antonio Yock SVP, Central America	07/30/08	—	—	110,996	—	—	—	—	—	—	—	—
	07/30/08	—	—	—	—	—	—	—	50,000	22.25	—	—

Jean-Pierre Bartoli SVP, Europe, Africa & Middle East	07/30/08	—	—	118,110	—	—	—	—	50,000	22.25	—	—
	07/30/08	—	—	—	—	—	—	—	—	—	—	—

John Inserra Former EVP and CFO	—	—	—	—	—	—	—	—	—	—	—	—

(1)	Reflects potential value of the payout pursuant to the terms of the plan awards under the Fresh Del Monte 2003 Performance Incentive Plan for the Chief Executive Officer for Mr. Abu-Ghazaleh and the Fresh Del Monte 2004 Performance Incentive Plan for the other NEOs, as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards.”
(2)	The Company granted to Mr. Abu-Ghazaleh 161,000 options on February 27, 2008. The grants to Mr. El-Naffy of 250,000 options, and 50,000 options each for Messrs. Contreras, Yock and Bartoli, were made on July 30, 2008 during the 2008 mid-year regularly scheduled meeting of the compensation committee. All grants were made pursuant to the 1999 Share Incentive Plan. Further details of the options are described in the section captioned Executive Compensation under the headings “Compensation Discussion and Analysis—Equity Awards” and “—Policies with Respect to Equity Compensation Awards.”
(3)	The exercise price of the options is based on the average of the high and low trading prices for Ordinary Shares on the grant date as specified in the 1999 Stock Incentive Plan. As a result, the grant price for Mr. Abu-Ghazaleh on February 27, 2008 was $0.66 lower than the closing price of $34.63 on that date.

On May 2, 2008, upon Mr. Inserra’s retirement as Chief Financial Officer, the compensation committee approved the acceleration of the vesting date of his unvested outstanding options. Consistent with SFAS No. 123R, the original granted options were forfeited and new modified options were granted with accelerated vesting terms. The number of options on underlying shares affected was 40,000, 10,000 of which would otherwise have vested on each of August 14, 2008, April 27, 2009, August 14, 2009 and August 14, 2010. Ten thousand of these options had an exercise price of $29.8400 and the rest of the 30,000 had an exercise price of $15.7750. Mr. Inserra exercised the 30,000 options granted at $15.7750 but not the 10,000 options granted at $29.8400. The unexercised 10,000 options were cancelled at the end of the 90-day period from the date of his retirement.

In the event of a change in control of the Company, the 1999 Share Incentive Plan provides that all outstanding options automatically become fully vested, exercisable or payable, as applicable.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 26, 2008, certain information regarding outstanding equity awards at fiscal year end for our NEOs.

Name	Option Awards (1)						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mohammad Abu-Ghazaleh Chairman and CEO	32,200	—		—	23.8150	4/28/2014	—	—	—	—
	128,800	32,200	(2)	—	29.8400	4/27/2015	—	—	—	—
	32,200	64,400	(3)	—	18.3100	5/3/2016	—	—	—	—
	32,200	96,600	(4)	—	23.9650	5/2/2017	—	—	—	—
	32,200	128,800	(5)	—	33.9700	2/27/2018	—	—	—	—
Richard Contreras SVP and CFO	2,000	2,000	(6)	—	29.8400	4/27/2015	—	—	—	—
	3,000	6,000	(7)	—	15.7750	8/14/2016	—	—	—	—
	10,000	40,000	(8)	—	22.2500	7/30/2018	—	—	—	—
Hani El-Naffy President and COO	40,000	40,000	(9)	—	29.8400	4/27/2015	—	—	—	—
	50,000	100,000	(10)	—	15.7750	8/14/2016	—	—	—	—
	50,000	200,000	(11)	—	22.2500	7/30/2018	—	—	—	—
José Antonio Yock SVP, Central America	8,000	8,000	(12)	—	29.8400	4/27/2015	—	—	—	—
	8,000	16,000	(13)	—	15.7750	8/14/2016	—	—	—	—
	10,000	40,000	(14)	—	22.2500	7/30/2018	—	—	—	—
Jean-Pierre Bartoli SVP, Europe, Africa & Middle East	8,000	8,000	(15)	—	29.8400	4/27/2015	—	—	—	—
	8,000	16,000	(16)	—	15.7750	8/14/2016	—	—	—	—
	10,000	40,000	(17)	—	22.2500	7/30/2018	—	—	—	—
John Inserra Former EVP and CFO	—	—		—	—	—	—	—	—	—
	—	—		—	—	—	—	—	—	—
	—	—		—	—	—	—	—	—	—

(1)	All options were granted pursuant to the 1999 Share Option Plan. All options are 20% vested on the grant date and continue to vest with respect to 20% of the options on each of the first four anniversaries of the grant date, contingent upon the NEO's continued employment. All options expire 10 years from the grant date.
(2)	The remaining 32,200 options will vest and become exercisable on April 27, 2009.
(3)	32,200 options will vest and become exercisable on each of May 3, 2009 and May 3, 2010.
(4)	32,200 options will vest and become exercisable on each of May 2, 2009; May 2, 2010; and May 2, 2011.

(5)	32,200 options will vest and become exercisable on each of February 27, 2009; February 27, 2010; February 27, 2011; and February 27, 2012.
(6)	2,000 options will vest and become exercisable on April 27, 2009.
(7)	3,000 options will vest and become exercisable on each of August 14, 2009 and August 14, 2010.
(8)	10,000 options will vest and become exercisable on each of July 30, 2009; July 30, 2010; July 30, 2011; and July 30, 2012.
(9)	40,000 options will vest and become exercisable on April 27, 2009.
(10)	50,000 options will vest and become exercisable on each of August 14, 2009 and August 14, 2010.
(11)	50,000 options will vest and become exercisable on each of July 30, 2009; July 30, 2010; July 30, 2011; and July 30, 2012.
(12)	8,000 options will vest and become exercisable on April 27, 2009.
(13)	8,000 options will vest and become exercisable on each of August 14, 2009 and August 14, 2010.
(14)	10,000 options will vest and become exercisable on each of July 30, 2009; July 30, 2010; July 30, 2011; and July 30, 2012.
(15)	8,000 options will vest and become exercisable on April 27, 2009.
(16)	8,000 options will vest and become exercisable on each of August 14, 2009 and August 14, 2010.
(17)	10,000 options will vest and become exercisable on each of July 30, 2009; July 30, 2010; July 30, 2011; and July 30, 2012.

Option Exercises and Stock Vested

The following table shows certain information regarding options exercised and stock that vested for the fiscal year ended December 26, 2008 with respect to our NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Mohammad Abu-Ghazaleh Chairman and CEO	161,000	1,698,557	—	—

Richard Contreras SVP and CFO	6,000	37,853	—	—

Hani El-Naffy President and COO	120,000	1,001,536	—	—

José Antonio Yock SVP, Central America	24,000	122,989	—	—

Jean-Pierre Bartoli SVP, Europe, Africa & Middle East	0	0	—	—

John Inserra Former EVP and CFO	70,000	636,736	—	—

(1)	Value realized upon exercise is equal to the number of options exercised multiplied by the difference between the selling price on the date of the exercise and the exercise price as established on the date of the grant.

Post-Employment Compensation

Pension Benefits

We do not provide defined benefit pension arrangements for our NEOs other than for Mr. Yock as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Post-Termination Benefits.”

Name	Plan name (1)	Number of years credited service (#)	Present value of accumulated benefit ($)(2)	Payments during last fiscal year ($)
(a)	(b)	(c)	(d)	(e)
Mohammad Abu-Ghazaleh Chairman and CEO	—	—	—	—

Richard Contreras SVP and CFO	—	—	—	—

Hani El-Naffy President and COO	—	—	—	—

José Antonio Yock SVP, Central America	1990 Del Monte Fresh Produce Salary Continuation Plan, also known as Latin American Retirement Plan	26	763,704	0

Jean-Pierre Bartoli SVP, Europe, Africa & Middle East	—	—	—	—

John Inserra Former EVP and CFO	—	—	—	—

(1)	Mr. Yock is a participant in the Latin American Retirement Plan, which includes other Latin American management employees who are currently working in Costa Rica, Guatemala, Ecuador, Colombia, Brazil, Kenya and the Philippines. The plan was established in May 1990. Under this plan, an employee who retires on or after attainment of his normal retirement age and has at least 25 years of service receives an annual payment equivalent to 100% of his annual base salary for a period of 10 years. If the employee retires on or after attainment of his normal retirement age with five years of service or less, he receives an annual payment for 10 years equivalent to 20% of his annual base salary and an additional 4% of annual base salary for each year of service beyond five years. The plan also provides for an early retirement benefit for an employee who retires on or after attainment of early retirement age and 10 years of service. The early retirement benefit is equal to 50% of the annual benefit (as described above) for those who qualify and are 50 years old as of the retirement date, with an additional 5% of such annual benefit for each year of age the employee is over 50 as of the retirement date. If the employee dies during the 10-year period, then the remaining payments would be paid in lump sum to his designated beneficiary. The plan was frozen in August 1997, at which time all accrued benefits were recognized by the Company and further benefit accruals were prohibited. Mr. Yock’s salary was frozen at $120,000 (his base salary as of August 1997) for purposes of calculating future benefits, as were all other participants’ salaries. As of December 26, 2008, Mr. Yock was age 56 with 26 years of service, and therefore entitled to an early retirement benefit equivalent to $96,000 per year (or 80% of frozen base salary) for a period of 10 years.
(2)	The actuarial present value is determined in accordance with the same assumptions included in our Annual Report on Form 10-K/A for the fiscal year ended December 26, 2008. The discount rate used was 6.25%.

Potential Payments Upon Termination or Change-in-Control

Post-termination benefits for our NEOs are established pursuant to the terms of their individual retention and severance agreements in the case of our Chief Executive Officer and Chief Operating Officer and in accordance with our general severance policy or applicable statutory obligations for all other NEOs.

The following table sets forth the amount of payments to each of our NEOs based on an assumed termination date of December 26, 2008. For Messrs. Abu-Ghazaleh and El-Naffy, the payments and benefits are provided in the event of a termination of employment by the Company without cause, by the executive for good reason, or as a result of death or disability. For all other NEOs, the payments are provided in the event of a termination of employment by the Company without cause only. Mr. Inserra retired and as a result, his employment was terminated during fiscal year 2008 and he received no severance payments or benefits in connection therewith.

Compensation Component	Mohammad Abu-Ghazaleh		Richard Contreras		Hani El-Naffy		José Antonio Yock		Jean-Pierre Bartoli		John Inserra
	($)		($)		($)		($)		($)		($)
Termination in Absence of Change in Control, Death or Disability
Severance Payment	3,600,000	(2)	126,923	(5)	5,000,000	(6)	227,684	(8)	181,708	(9)	—
Cash Bonus Payment	1,200,000	(2)	—		2,465,500	(6)	—		—		—
Continuation of Medical Benefit (4)	15,587		—		120,388		—		—		—
Gross-up on excise tax (1)	2,763,527		—		4,281,943		—		—		—

	7,579,114		126,923		11,867,831		227,684		181,708		0

Termination Upon Change of Control
Severance Payment	5,400,000	(3)	126,923	(5)	8,262,500	(7)	227,684	(8)	181,708	(9)	—
Cash Bonus Payment	1,200,000	(3)	—		2,465,500	(7)	—		—		—
Continuation of Medical Benefit (4)	15,587		—		120,388		—		—		—
Gross-up on excise tax (1)	3,795,943		—		6,153,196		—		—		—

	10,411,530		126,923		17,001,584		227,684		181,708		0

(1)	The amounts indicated in this row are based on Executive Retention and Severance Agreements entered into individually with Messrs. Abu-Ghazaleh and El-Naffy on December 9, 2003 and February 24, 2003, respectively, which require gross-up payments.
(2)	Pursuant to the Executive Retention and Severance Agreement, in the event of termination by the Company without cause or for good reason, absent a change of control, Mr. Abu-Ghazaleh will receive a cash severance payment equivalent to two times the sum of (a) his annual base salary, plus (b) an amount equal to 100% of his target bonus award under the Fresh Del Monte 2003 Performance Incentive Plan. Further, he will receive an additional cash bonus payment equal to his target performance incentive award, pro-rated dependent on timing of termination.
(3)	Pursuant to the Executive Retention and Severance Agreement, in the event of termination in connection with a change of control, Mr. Abu-Ghazaleh will receive a cash severance payment equal to three times the sum of (a) his annual base salary, plus (b) an amount equal to his maximum bonus award under the Fresh Del Monte 2003 Performance Incentive Plan. Further, he will receive an additional cash bonus payment equal to his target performance incentive award, pro-rated dependent on timing of termination.
(4)	Pursuant to the Executive Retention and Severance Agreement, medical insurance coverage will be provided for Mr. Abu-Ghazaleh until he becomes eligible for medical insurance coverage at a new employer or the fifth anniversary of termination date inclusive of any transition period, whichever is earlier. Medical insurance coverage will be provided for Mr. El-Naffy and his spouse until he becomes eligible for medical insurance coverage at a new employer or until his own and his spouse’s death, whichever is earlier. The amount indicated is based on an actuarial valuation calculation performed by Mercer.
(5)	Mr. Contreras’ severance is based on a broad-based severance policy applicable to employees in North America. After one year of service, if Mr. Contreras is terminated, he would receive four weeks of pay plus an additional two weeks of pay per year of service, with a maximum of 26 weeks pay. As of December 26, 2008, Mr. Contreras has nine years of service.
(6)

Pursuant to the Executive Retention and Severance Agreement, in the event of termination absent a change of control, Mr. El-Naffy will receive a cash severance payment equivalent to the sum of (a) two times annual base salary plus (b) the lower of $3,000,000 or two times the average annual cash bonus paid in respect to the immediate past three full fiscal years. Mr. El-Naffy’s average annual cash bonus for the past three years, including 2008, is $1,754,167. Further, he will receive an additional cash bonus payment equal to his target annual bonus award based on his employment agreement calculated based on the corresponding results through the full quarter period when termination occurred, pro-rated dependent on timing of termination.

(7)	Pursuant to the Executive Retention and Severance Agreement, in the event of termination in connection with a change of control, Mr. El-Naffy will receive a cash severance payment equivalent to the sum of (a) three times annual base salary plus (b) the lower of $7,000,000 or three times the average annual cash bonus paid in respect of the immediate past three full fiscal years. Mr. El-Naffy’s average annual cash bonus for the past three years, including 2008, is $1,754,167. Further, he will receive an additional cash bonus payment calculated based on his employment agreement and based on the corresponding financial results through the full quarter period when termination occurred, pro-rated dependent on timing of termination.
(8)	Mr. Yock’s severance is based on local statutes in Costa Rica, which provide that his severance will be one month of base salary for each year of service with a maximum credit of eight years of service. In addition, Mr. Yock will be entitled to benefits pursuant to the 1990 Del Monte Fresh Produce Salary Continuation Plan, as set forth in the Pension Benefits table above.
(9)	Mr. Bartoli’s severance is governed by Monaco statutes, which provide that his severance will be calculated by adding (a) one-fifth of his average monthly salary, multiplied by his number of years of service, and (b) two-fifteenths of his average monthly salary over the last 10 years subject to a maximum payment equivalent to six months’ base salary.

Employment Agreements with NEOs

The only NEO that the Company has an employment agreement with is its Chief Operating Officer, Mr. El-Naffy, which was originally entered into in January 1997. Mr. El-Naffy’s employment agreement specifies the terms and conditions of his employment and was negotiated between him and Mr. Abu-Ghazaleh. The terms and conditions embodied in Mr. El-Naffy’s agreement reflect the Company’s assessment of what was reasonable and appropriate to ensure Mr. El-Naffy’s continued employment with the Company in a competitive marketplace. The agreement states that Mr. El-Naffy’s base salary will be $800,000 for the term of the agreement. His base salary was adjusted to $1,000,000 effective May 1, 2005. Mr. El-Naffy’s bonus is established in his employment agreement at 2% of the first $20 million of consolidated net after tax profit of the Company, plus 1.5% of any consolidated net after tax profit above $20 million. Under the terms of his employment agreement, Mr. El-Naffy is entitled to participate in all of the medical and benefit plans offered to employees of the Company and to have the use of a company-provided automobile. Mr. El-Naffy’s employment agreement has no expiration date.

Severance Agreements with NEOs

The Company entered into separate Executive Retention and Severance Agreements with each of Messrs. Abu-Ghazaleh and El-Naffy in 2003. In the event the employment of either executive is terminated (i) by the Company for reasons other than “cause” (as defined below), (ii) by the executive for “good reason” (as defined below), or (iii) as a result of the executive’s death or disability, the executive will receive severance payments and benefits pursuant to the agreement, as detailed in the Potential Payments Upon Termination or Change-in-Control table above. As illustrated in the table, the severance benefit is increased in the event the termination is in connection with a change in control. A termination is considered in connection with a change in control if the termination occurs within the period commencing on the date that the Company publicly announces the existence of a definitive agreement of a transaction that may result in a change of control and 12 months after the consummation of such a transaction.

The amount of severance to be paid under the severance agreements is grossed-up for any federal or state income taxes due on the amount of severance paid. The reasons for providing this benefit include, but are not limited to, preserving the intended benefit to the executives of their existing benefits package, avoiding any conflict between the executives’ personal financial impact and pursuing any transaction as appropriate for the Company, as well as providing a competitive package of benefits for the executives to ensure their continued employment through the completion of any potential transaction.

For purposes of the agreements, “good reason” means any of the following events that are not consented to by the executive: (i) a reduction or change in the executive’s status, title, duties, responsibilities, authority or reporting relationship such that the executive is no longer a senior executive of the Company or no longer reports to the incumbent Chief Executive Officer; (ii) a reduction of the executive’s base salary or target bonus percentage; (iii) a reduction in the executive’s benefits; (iv) the location of executive’s assignment on behalf of the Company is moved to a location more than 50 miles from its present location in Coral Gables, Florida; or (vi) a material breach by the Company of its obligations under the agreement. For purposes of the agreements, “cause” means any of the following events: (i) the executive’s willful and continued failure to perform his duties with the Company; (ii) a material, willful breach committed in bad faith of the Company’s code of conduct and business ethics policy; or (iii) indictment or conviction of a felony based upon a crime.

The Company has not entered into employment or severance agreements with its other NEOs. Each NEO located in North America is considered an “at-will” employee whose employment may be terminated by the Company at any time for any reason. Mr. Contreras is subject to the Company’s general severance policy for U.S. employees, which states that he will receive four weeks of base salary plus two weeks of base salary for every year of service up to a maximum of 26 weeks’ base salary paid over the same number of weeks and life, medical and dental insurance will continue during the salary continuation period. Mr. Yock’s severance is governed by Costa Rican statutes, which provide one month of severance for each year of service with a maximum credit of eight years of service. Mr. Yock also participates in the Latin America Retirement Plan, which is further discussed under the heading “Compensation Discussion and Analysis—Post-Termination Benefits” in the section captioned Executive Compensation. Mr. Bartoli’s severance is governed by Monaco law, which provides that his severance will be calculated by adding (a) one-fifth of his average monthly salary, multiplied by his number of years of service, and (b) two-fifteenths of his average monthly salary over the last 10 years, subject to a total maximum pay-out equivalent to six months’ pay.

EQUITY COMPENSATION PLANS

The following table sets forth information regarding the Company’s equity compensation plans as of December 26, 2008, the end of the Company’s most recently completed fiscal year:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,533,823	(1)	$23.24	1,774,250	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	3,533,823		$23.24	1,774,250

(1)	Includes 37,800 and 3,496,023 shares under the Company’s 1997 and 1999 Share Incentive Plans, respectively. Each of these plans is described in our Annual Report on Form 10-K/A for the fiscal year ended December 26, 2008.
(2)	All of these shares remain available for future grants of awards under the Company’s 1999 Share Incentive Plan.

ANNUAL REPORTS AND OTHER MATERIALS

Copies of the Company’s 2008 Annual Report to Shareholders, which incorporates the Annual Report on Form 10-K/A for the fiscal year ended December 26, 2008, including the consolidated financial statements and footnotes, a financial schedule and a list of exhibits (all as filed with the SEC) is being furnished with this proxy statement to shareholders of record at the record date for the Annual General Meeting.

You may request a separate copy of the Company’s 2008 Annual Report to Shareholders, exhibits to such Annual Report and/or this proxy statement without charge, by writing to Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, attention: investor relations, 241 Sevilla Avenue, Coral Gables, Florida 33134. Requests may also be made by telephone at 305-520-8400. The Company reserves the right to charge a reasonable fee for exhibits.

The Company’s 2008 Annual Report to Shareholders, its Annual Report on Form 10-K/A for the fiscal year ended December 26, 2008 and this proxy statement are available on the Company’s Web site, at www.freshdelmonte.com by clicking on “Investor Relations” and then “Annual Report/Proxy Statement.” The Annual Report on Form 10-K/A and this proxy statement are also available on the SEC’s Web site at www.sec.gov.

Copies of the Company’s corporate governance guidelines, code of conduct and business ethics policy and board committee charters are also available on the Company’s Web site, at www.freshdelmonte.com under the “Investor Relations” tab, or will be furnished upon written request to the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134.

SHAREHOLDER PROPOSALS FOR 2010

ANNUAL GENERAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Materials

Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in the Company’s proxy materials relating to its 2010 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied. Such proposals must be received by our directors in care of the secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134 not later than November 19, 2009.

Requirements for Shareholder Proposals to be Brought Before the Annual General Meeting

The Company’s Articles of Association govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at the 2010 Annual General Meeting of Shareholders, but which are not included in the 2010 proxy statement. Under the Company’s Articles of Association, shareholders must submit such proposals by delivering, by hand or by registered post, a notice setting out the precise language of any such proposal, together with a certificate certifying that such shareholder was a shareholder at the close of business on the relevant record date, to the directors in care of the secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. The directors must receive such notice at least 80 and not more than 100 days prior to the 2010 Annual General Meeting or within 10 days of the relevant record date if such record date has not been set or falls after that period of time.

In addition, the proxy solicited by the board for the 2010 Annual General Meeting will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice in a timely manner in accordance with the notice requirements of the Company’s Articles of Association, and (ii) any proposal made in accordance with the provisions of the Articles of Association, if the 2010 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-8(b)(2) under the Exchange Act.

The chairman of the 2010 Annual General Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

INFORMATION ABOUT ADMISSION TO THE ANNUAL GENERAL MEETING

Either an admission ticket or proof of ownership of Ordinary Shares of Fresh Del Monte Produce Inc., as of the record date, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. Without these items, you will not be admitted to the Annual General Meeting.

You voted Ordinary Shares registered in your name by mail: If your Ordinary Shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you plan to attend the Annual General Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual General Meeting.

You voted Ordinary Shares registered in your name via the Internet: If your Ordinary Shares are registered in your name and you received proxy materials electronically via the Internet, you will need to request a proxy card via proxyvote.com.

Your Ordinary Shares are held beneficially in the name of a bank, broker or other holder of record: If your Ordinary Shares are held beneficially in the name of a bank, broker or other holder of record, you must present proof of your ownership of Ordinary Shares as of the record date, such as the most recent bank or brokerage account statement, to be admitted to the Annual General Meeting, or request a legal proxy card from such bank/broker.

No cameras, recording equipment or other electronic devices will be permitted in the Annual General Meeting.

FRESH DEL MONTE PRODUCE INC.

C/O DEL MONTE FRESH PRODUCE COMPANY

241 SEVILLA AVE

CORAL GABLES , FL 33134

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE

VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the Annual

General Meeting. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the

Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the Annual General Meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes

Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

FRSDL1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FRESH DEL MONTE PRODUCE INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.

Vote On Directors

1. Director Nominees:

1a. To re-elect Mohammad Abu-Ghazaleh as a director for a term expiring at the 2012 Annual General Meeting.

1b. To re-elect Hani El-Naffy as a director for a term expiring at the 2012 Annual General Meeting.

1c. To re-elect John H. Dalton as a director for a term expiring at the 2012 Annual General Meeting.

For Against Abstain

0 0 0

0 0 0

0 0 0

Vote On Proposals

2.	Proposal to approve and adopt the Company’s financial statements for fiscal year ended December 26, 2008.

3. Proposal to approve and ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the

Company for the fiscal year ending January 1, 2010.

For Against Abstain

0 0 0

0 0 0

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

0 0

Yes No

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3.

If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

ADMISSION TICKET

Fresh Del Monte Produce Inc.

2009 Annual General Meeting of Shareholders

April 29, 2009

11:30 a.m. Eastern Time

Mandarin Oriental, Miami

500 Brickell Key Drive

Miami, FL 33131

Telephone 305-913-8288

Fax 305-913-8337

ADMISSION: To be admitted to the Annual General Meeting, you must bring this tear-off portion of your proxy card or other proof of ownership of ordinary shares as of the record date for the Annual General Meeting, which will serve as your admission ticket. Upon arrival, please present this ticket or other proof of share ownership and photo identification at the registration desk. No cameras, recording equipment or other electronic devices will be permitted in the Annual General Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

You can view the Proxy Statement and Annual Report to Shareholders on the Internet at www.freshdelmonte.com, click on “Investor Relations” and then “Annual Report / Proxy Statement.”

FRSDL2

FRESH DEL MONTE PRODUCE INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL GENERAL MEETING OF SHAREHOLDERS

APRIL 29, 2009

The undersigned hereby appoint(s) Mohammad Abu-Ghazaleh and Bruce A. Jordan, and each of them, with full power of substitution, proxies of the undersigned to vote all of the ordinary shares of Fresh Del Monte Produce Inc. (the “Company”) that the undersigned would be entitled to vote if present at, and to act for the undersigned at the Annual General Meeting of Shareholders of the Company to be held on Wednesday, April 29, 2009 at 11:30 a.m., Eastern Time, and at any adjournment thereof, on the matters indicated on the reverse side of this proxy, including to vote for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named on the reverse hereof become(s) unable to serve.

This proxy is solicited by the board of directors of the Company and, when properly executed, will be voted in accordance with the instructions marked on the reverse side. If you properly sign and date this proxy card and deliver it to the Company but you mark no instructions on it, it will be voted FOR the election of all nominees for director named on the reverse side hereof (or for a substitute nominee if any of those named should become unavailable), FOR the proposal to approve and adopt the Company’s financial statements for fiscal year ended December 26, 2008 and FOR the proposal to approve and ratify the appointment of the independent registered public accounting firm. This proxy confers discretionary authority on the persons named above to vote in accordance with their judgment on any other business that may properly come before the Annual General Meeting.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments: ___________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE